UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Rowan Companies plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

March     , 2013

Dear Shareholder:

You are cordially invited to attend the 2013 annual general meeting of shareholders of Rowan Companies plc (the “Meeting”) on Friday, April 26, 2013, at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR in the Halcyon Room.

At the Meeting, you will be asked to consider and vote on the following:

1.	An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

2.	An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

3.	An ordinary resolution to elect H. E. Lentz as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014;

5.	An ordinary resolution to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before Rowan Companies plc);

6.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration;

7.	An ordinary resolution to approve our 2013 Rowan Companies plc Incentive Plan;

8.	An ordinary resolution of a non-binding advisory nature to approve Rowan Companies plc’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012; and

9.	A non-binding advisory vote to approve Rowan Companies plc’s executive compensation as reported in this proxy statement.

Please refer to this proxy statement for detailed information on each of these proposals. Pursuant to our Articles of Association, no matters other than proposals 1 - 9 above may be brought at this Meeting.

During the Meeting, our Board of Directors will lay before the Company our U.K. statutory Accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2012. Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

It is very important that your shares are represented and voted at the Meeting. If you are a shareholder of record, your shares may be voted by telephone, via the Internet, or by returning a proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. If you hold shares through a bank or broker, or indirectly in our savings plan, please refer to “Questions and Answers About Voting” in the proxy statement for further information about voting your shares.

We appreciate the continuing interest of our shareholders in the business of Rowan Companies plc, and we hope you will be able to attend the Meeting. Please contact our Company Secretary if you plan to attend the Meeting in person.

Sincerely,

H. E. Lentz

Chairman of the Board of Directors

Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

Notice of 2013 Annual General Meeting of Shareholders to be held April 26, 2013

Rowan Companies plc, a public limited company incorporated under English law (the “Company”), will hold its 2013 annual general meeting of shareholders (the “Meeting”) on Friday, April 26, 2013, at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR in the Halcyon Room. The items of business are to consider and vote on the following:

1.	An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

2.	An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

3.	An ordinary resolution to elect H. E. Lentz as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014;

5.	An ordinary resolution to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company);

6.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration;

7.	An ordinary resolution to approve our 2013 Rowan Companies plc Incentive Plan;

8.	An ordinary resolution of a non-binding advisory nature to approve Rowan Companies plc’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012; and

9.	A non-binding advisory vote to approve Rowan Companies plc’s executive compensation as reported in this proxy statement.

Pursuant to our Articles of Association, no matters other than proposals 1 - 9 above may be brought at this Meeting.

Resolutions in proposals 1 - 8 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a majority of votes cast for or against a resolution are cast in favor of the resolution. Further, under the NYSE rules, the total number of votes cast on proposal 7 (excluding abstentions) must exceed 50% of the total Class A Ordinary Shares outstanding, and a majority of the votes cast must be in favor for the proposal to be approved. With respect to the non-binding ordinary resolution in proposal 8 regarding approving the Company’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012 and the non-binding advisory vote in proposal 9 regarding the Company’s executive compensation as reported in this proxy statement, the result of the vote for each proposal will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

During the Meeting, our Board of Directors will lay before the Company our U.K. statutory Accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2012. Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

Only shareholders of record of Class A Ordinary Shares as of the close of business in New York City on Monday, March 4, 2013 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement of the Meeting. A list of the shareholders entitled to vote at the Meeting is available at the Company’s Houston, Texas office. In accordance with the provisions in the U.K. Companies Act 2006 and in accordance with our Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at the Meeting and to appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

Melanie M. Trent
Company Secretary

March     , 2013

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on April 26, 2013

This proxy statement and our annual report, including consolidated financial statements for the year ended December 31, 2012, and the means to vote by Internet, are available at www.proxyvote.com.

Your Vote is Important

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. Please vote as promptly as possible by telephone or via the Internet or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of an extended proxy solicitation. For specific information regarding the voting of your Class A Ordinary Shares, please refer to the section entitled “Questions and Answers About Voting.”

If you hold Rowan Companies plc Class A Ordinary Shares with a broker or bank, you may also be eligible to vote by telephone or via the Internet. If you hold Rowan Companies plc Class A Ordinary Shares indirectly in our Company savings plan, you have the right to direct the trustee of the plan how to vote as described on the separate voting instruction card sent to you by the trustee.

Page

Questions and Answers about Voting	1

Corporate Governance	7

Proposals No. 1, 2 & 3 – Election of Directors	13

Committees of the Board of Directors	15

Director Compensation and Attendance	18

Security Ownership of Certain Beneficial Owners and Management	20

Compensation Committee Report	22

Compensation Committee Interlocks and Insider Participation	22

Compensation Discussion and Analysis and Rowan Companies plc U.K. Statutory Directors’ Remuneration Report – Part I	23

Executive Compensation	41

Proposals No. 4, 5 & 6 – Ratification of the Appointment of the U.S. Independent Auditors, Approval of the Re-Appointment of the U.K. Statutory Auditors, and Authorization for the Audit Committee to Determine the U.K. Statutory Auditors’ Remuneration	49

Audit Committee Report	50

Proposal No. 7 – Approval of the 2013 Rowan Companies plc Incentive Plan	52

Proposal No. 8 – Approval by Advisory Vote of the U.K. Statutory Directors’ Remuneration Report for the year ended December 31, 2012	58

Proposal No. 9 – Advisory Vote on Executive Compensation as Reported in this Proxy Statement	59

Additional Information	61

Annex A – 2013 Rowan Companies plc Incentive Plan	A-1

Annex B – Rowan Companies plc’s U.K. Statutory Directors’ Remuneration Report – Part II	B-1

PROXY STATEMENT FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ROWAN COMPANIES PLC

This proxy statement relates to the solicitation of proxies by the Board of Directors of Rowan Companies plc (the “Company”) for use at the 2013 annual general meeting of shareholders (the “Meeting”) to be held on April 26, 2013, at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR in the Halcyon Room, and at any adjournment or postponement of the Meeting.

The proxy is solicited by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and is revocable by the shareholder any time before it is voted. This proxy statement, form of proxy and voting instructions are being made available to shareholders on or about March [15], 2013 at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at +1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our annual report on Form 10-K, including consolidated financial statements for the year ended December 31, 2012 (“annual report”), is being made available at the same time and by the same methods. The annual report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our registered office is located at Mitre House, 160 Aldersgate Street, London EC1A 4DD and our principal executive office is located at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056, our telephone number in our Houston office is +1-713-621-7800 and our website address is www.rowancompanies.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

On May 4, 2012, we completed the reorganization of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), pursuant to which Rowan Companies plc became the publicly held parent company of Rowan Delaware and its subsidiaries. We refer to this transaction as the “redomestication.” In connection with the redomestication, holders of the common stock of Rowan Delaware (“common stock”) received Class A Ordinary Shares of Rowan Companies plc, par value U.S. $0.125 per share, in lieu of their common stock. Our Class A Ordinary Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “RDC.”

As a result of the redomestication, unless the context indicates otherwise, in this proxy statement all references to “shares” relating to a date prior to May 4, 2012 refer to common stock of Rowan Delaware, while all references to “shares” relating to a date on or after May 4, 2012 refer to Class A Ordinary Shares. Similarly, in this proxy statement, we refer to Rowan Companies plc as “the Company,” “Rowan,” “we,” “our” or “us.” However, similar references for any date or period prior to May 4, 2012 refer to Rowan Delaware, as the context may require.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy or your authorization for our representatives to vote your shares. Your proxy will be effective for the Meeting and at any adjournment or postponement of that Meeting.

Who is entitled to vote?

Only shareholders of record as of the close of business on Monday, March 4, 2013 (the “record date”), are entitled to vote at the Meeting or any adjournment or postponement thereof. As of the record date, there were approximately [—] outstanding shares entitled to vote at the Meeting. Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Meeting. No other class of securities will be entitled to vote at the Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Meeting for a period of ten days prior to the Meeting at the Company’s offices in Houston, Texas during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Meeting.

If you hold shares in “street name” through a broker or bank, you may also be eligible to vote by telephone or via the Internet.

If you hold your shares indirectly in our Company savings plan (the “Savings Plan”), you have the right to direct the trustee of the plan how to vote as described on the separate instruction card sent to you by the trustee.

What is the difference between holding shares in “street name” and as a “shareholder of record”?

If you are registered on the register of members of the Company in respect of shares, you are considered, with respect to those shares, a shareholder of record, and these proxy materials are being made available or sent directly to you by Rowan.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered to hold shares in “street name,” and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. If you hold shares in “street name,” you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting on the proxy card.

What are the requirements to elect the directors and approve each of the proposals?

You may cast your vote for or against the resolutions considered in proposals 1 through 9 or abstain from voting your shares on one or more of these resolutions.

Resolutions in proposals 1 - 8 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each resolution considered in proposals 1 - 8 will be approved if a majority of the votes cast for or against a resolution are cast in favor of the resolution. For instance, in regard to the election of directors at the Meeting, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Under our Articles of Association, when a quorum is present, a nominee seeking election to a directorship shall be elected if a majority of the votes cast for or against are cast in favor of the resolution to re-elect the director. Further, under the NYSE rules, the total number of votes cast on proposal 7 (excluding abstentions) must exceed 50% of the total shares outstanding, and a majority of the votes cast must be in favor for the proposal to be approved.

With respect to the non-binding ordinary resolution in proposal 8 regarding approving the Company’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012 (“U.K. Directors’ Remuneration Report”), and the non-binding advisory vote in proposal 9 regarding the compensation of our named executive officers (“NEOs”) as reported in this proxy statement, the result of the vote for each proposal will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

What are the Board of Directors’ voting recommendations regarding the election of directors and other proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation

Proposal No. 1	Election of William T. Fox as a Class I nominee to the Board of Directors	“FOR”

Proposal No. 2	Election of Sir Graham Hearne as a Class I nominee to the Board of Directors	“FOR”

Proposal No. 3	Election of H. E. Lentz as a Class I nominee to the Board of Directors	“FOR”

Proposal No. 4	Ratification of the appointment of the Company’s U.S. independent registered public accounting firm for 2013	“FOR”

Proposal No. 5	Approval of the re-appointment of the Company’s U.K. statutory auditors	“FOR”

Proposal No. 6	Authorization for the Audit Committee to determine the Company’s U.K. statutory auditors’ remuneration	“FOR”

Proposal No. 7	Approval of our 2013 Rowan Companies plc Incentive Plan	“FOR”

Proposal No. 8	Approval by Advisory Vote of the Company’s U.K. Statutory Directors’ Remuneration Report for the year ended December 31, 2012	“FOR”

Proposal No. 9	Advisory vote to approve the Company’s NEO compensation as reported in this proxy statement	“FOR”

What constitutes a quorum?

For the purposes of the Meeting, the shareholders present in person or by proxy who represent at least a majority of our shares entitled to vote at the Meeting will constitute a quorum.

How do I vote my shares?

If you hold shares in “street name,” you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Meeting.

If you are a current or former Rowan employee who holds shares in the Savings Plan, you will receive voting instructions from the trustee of the plan for shares allocated to your account. If you fail to give voting instructions to the trustee, your shares will be voted by the trustee in the same proportion and direction as shares held by the trustee for which voting instructions were received. To allow sufficient time for voting by the trustee and administrator of the Savings Plan, your voting instructions for shares held in the plan must be received by 11:59 p.m. (New York time) on April [18], 2013.

If you are a “shareholder of record,” you may appoint a proxy to vote on your behalf using any of the following methods:

•	By telephone using the toll-free telephone number shown on the proxy card;

•	Via the Internet as instructed on the proxy card;

•	By completing and signing the proxy card and returning it in the prepaid envelope provided; or

•	By written ballot at the Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or via the Internet, such instructions must be received by 11:59 p.m. (New York time) on April [24], 2013. If you properly give instructions as to your proxy appointment by telephone, via the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

How will my shares be voted if I do not specify how they should be voted?

If your proxy does not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of the Board.

Can I change my vote?

If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Meeting if you obtain a legal proxy as described above under “How do I vote my shares?” See also “What if I plan to attend the Meeting?”

If you are a current or former Rowan employee who holds shares in the Savings Plan, you can change your voting instructions to the trustee by following the instructions separately provided to you by the trustee prior to the applicable voting cutoff time set by Fidelity.

If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Meeting by:

•	Entering a later-dated proxy by telephone or via the Internet;

•	Delivering a valid, later-dated proxy card;

•	Sending written notice to the Office of the Company Secretary; or

•	Voting by ballot in person at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. Attending the Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

If you hold shares in “street name” through a broker, will my broker vote my shares for me?

NYSE rules determine whether resolutions presented at shareholder meetings are “discretionary” or “non-discretionary” with respect to broker voting. If a resolution is discretionary, a broker may vote on the resolution without voting instructions from the owner. If determined to be discretionary by the NYSE under NYSE rules, the resolutions to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2013 (Proposal 4), to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (Proposal 5), and to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration (Proposal 6) are considered discretionary. This means that brokerage firms may vote in their discretion on these resolutions on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Meeting.

In contrast, if determined by the NYSE, all of the other proposals, including the resolutions to re-elect directors (Proposals 1 - 3), to approve our 2013 Rowan Companies plc Incentive Plan (Proposal 7), to approve by advisory vote the U.K. Directors’ Remuneration Report (Proposal 8), and to submit an advisory vote on NEO compensation (Proposal 9) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval.

We will post preliminary results of voting at the Meeting on our website promptly after the Meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. In determining the number of votes cast in respect of any resolution, shares that abstain from voting or shares not voted will not be treated as votes cast and will not be taken into account in determining the outcome of any of the proposals.

Does Rowan offer electronic delivery of proxy materials?

Yes. As permitted by Securities and Exchange Commission (the “SEC”) rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on the Company’s website and www.rowancompanies.com under “Investor Relations.” On March [15], 2013, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you specifically request it by following the instructions contained on the notice or as set forth in the following paragraph. The notice is not a form for voting.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of the availability of future proxy statements either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

What is “householding?”

SEC rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling +1-800-579-1639, using the website www.proxyvote.com, or by e-mail at sendmaterial@proxyvote.com, or in writing to Rowan Companies plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Meeting?

Attendance at the Meeting will be limited to shareholders as of the record date. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting share ownership as of the record date in order to obtain admittance to the Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

How does the Company solicit proxies?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $18,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Meeting?

No. Pursuant to our Articles of Association, no matters other than proposals 1 - 9 may be brought at this Meeting. The Company has not been notified of, and our Board of Directors is not aware of, any other matters to be presented for action at the Meeting.

Who is the transfer agent?

Our transfer agent is Computershare Trust Company, N.A. All communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting Computershare Trust Company, N.A. at +1-888-868-8111 (within the U.S., U.S. Territories and Canada), +1-732-491-4324 (outside the U.S., U.S. Territories and Canada), or in writing at 250 Royall Street, Canton, MA 02021, USA.

If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Innisfree M&A Incorporated; Shareholders call toll-free at: +1-888-750-5834 (within the U.S.) or +44-20-7710-9960 (within the U.K.); Banks and Brokers call collect at: +1-212-750-5833; Email: info@innisfreema.com.

CORPORATE GOVERNANCE

Recent Corporate Governance Actions

Our Board of Directors has been very proactive in recent years, taking decisive actions including: implementing our strategic plan, effecting numerous corporate governance improvements, engaging closely with shareholders, recruiting new talent for the management team and the Board of Directors, and improving processes and procedures throughout the Company. Specific examples include:

•

Approving (by vote of our shareholders on April 16, 2012) the elimination of a classified Board; the phased-in declassification of our Board begins with the election of directors at the Meeting, and all our directors will be elected for one-year terms beginning at our annual general meeting in 2015;

•

Changing our place of incorporation to England, a country with a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights;

•

Continuing to engage in a process to “refresh” the Board by reducing the Board size from 12 to ten members in 2012, adding three new independent directors (Messrs. Quicke and Hix and Ms. Nimocks) and continuing to review the skills, experience and tenure of each of our Board members to ensure appropriate membership for the future;

•

Eliminating all supermajority voting provisions in our charter documents in April 2010 (note however that as a U.K. domiciled company, we are subject to the U.K. Companies Act 2006 which requires shareholder approval representing a 75% majority in certain circumstances including, but not limited to, amendments to the Company’s Articles of Association, disapplication of statutory pre-emption rights of existing shareholders, and mergers or divisions entered into by the Company; these provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders);

•	Terminating our shareholder rights plan in November 2009;

•	Appointing in 2009 a new President & CEO from outside of the Company, W. Matt Ralls;

•	Separating the roles of CEO and Chairman of the Board in 2009;

•	Creating a Board of Directors comprised completely of independent members, other than our President & CEO, Mr. Ralls; and

•	Effecting numerous changes to our Corporate Governance Guidelines (“Guidelines”), Nominating & Corporate Governance Committee charter and constituent documents to provide better corporate governance.

Corporate Governance Guidelines

Our Board has adopted Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Guidelines are available on our website at www.rowancompanies.com under “Investor Relations – Governance.”

Separation of Roles of Chairman and CEO

Effective January 1, 2009, the Board of Directors separated the roles of Chairman and CEO. Mr. Lentz serves as Chairman of our Board and Mr. Ralls serves as our President & CEO.

Our Guidelines provide that the non-executive Chairman shall have the following responsibilities:

•	To be available to discuss with any director, strategic issues facing the Company and any concerns that a director may have regarding the Board, the Company, or management;

•

To facilitate information flow and communication between the Board and management, and to ensure that written information communicated by management to any director is readily available to all Board members;

•	To consult with the President & CEO with regard to the agenda and items to be discussed at Board meetings, and the scheduling of time available for discussion of all agenda items;

•	To be available to the President & CEO for advice and counsel on issues of significance to the Company;

•	To make determinations regarding the engagement of outside consultants and advisors who report directly to the Board of Directors;

•	To preside over meetings of shareholders; and

•

To oversee the process for shareholder communications with the Board and to be available for consultation and direct communication with major shareholders upon shareholder request or upon request of the Board or the CEO.

In addition, the non-executive Chairman presides at all meetings of the Board of Directors, including executive sessions; may attend all meetings of Board committees, other than executive sessions; and has authority to call meetings of the independent directors.

Executive Sessions of the Board

During each of our Board of Directors’ regularly scheduled meetings, the non-executive directors meet in executive session with our non-executive Chairman presiding.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Election of Directors – Our Nominees for Class I Director” and “Election of Directors – Our Continuing Directors,” the following table shows additional experience and qualifications of our individual directors:

Director	Specific Qualifications and Skills

Robert G. Croyle

•      Over 39 years of experience in the oil services industry

•      In-depth knowledge of the Company, having served as an attorney, General Counsel, Vice President, Executive Vice President and Vice Chairman

•      Expertise in compensation and health, safety and environmental matters

•      Service on other boards including as presiding director and member of audit, nominating and corporate governance, and compensation committees

William T. Fox III	• Financial expertise • Over 30 years in commercial banking, lending to energy companies • Service as chairman of a compensation committee and member of an audit committee on another board

Sir Graham Hearne

•      CEO or Chairman of independent exploration and production company for 18 years, with extensive international operations

•      CFO of major U.K. public company for three years

•      Over 40 years of experience as an independent director of a number of public and private enterprises; significant experience as a member of compensation, audit and governance committees

•      Extensive investment banking and legal experience

Thomas R. Hix

•      Many years of financial and mergers and acquisitions experience, including as CFO of a public oil and gas services company for 17 years

•      Board member of public exploration and production company and public board service for 14 years

•      Significant management experience in offshore contract drilling

•      Former Certified Public Accountant (CPA)

H. E. Lentz	• Significant investment banking experience for 40 years • Financial expertise • Service on public companies including audit, compensation and nominating committee experience

Lord Moynihan

•      Former Minister of Energy, United Kingdom; significant government experience related to energy policy

•      Executive positions and consulting in oil and gas industry; significant international energy experience.

•      Service on public companies including audit committee experience

•      Significant health, safety and environment expertise; Minister responsible for implementing world leading offshore safety regulations

•      Political experience as Member of the British House of Parliament for 10 years and current Member of the House of Lords

Suzanne P. Nimocks

•      Over 20 years experience in a global management consulting firm, focusing on international energy clients, strategic planning and risk management

•      Significant management expertise gained from managing a large office of an international consulting firm

•      Service on compensation, audit and corporate governance committees of publicly traded companies, including as chairperson of compensation committee

P. Dexter Peacock

•      Experience managing a large law firm; expertise in mergers, acquisitions and securities law; 35 years as a practicing attorney

•      Advisor to boards of directors of public companies for over 30 years

•      Extensive international transactional experience

•      Service on the boards of international and domestic companies

John J. Quicke	• Board service on eight public companies over 15 years • Significant operating experience for over 20 years • Financial and accounting expertise, including as a Certified Public Accountant (CPA)

W. Matt Ralls

•      Significant drilling industry experience including service as COO and CFO of a publicly traded international drilling company for over 10 years

•      Extensive experience as commercial lender to energy industry

•      Service on boards and committees of publicly traded companies

Director Independence

The Board, through the Nominating & Corporate Governance Committee, undertakes its annual review of director independence in the first quarter of each year. During the review, the Board considers transactions, charitable contributions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review is to determine whether any transactions, contributions or relationships existed that were inconsistent with a determination that the director is independent. Certain of our directors serve on boards of directors of, or own minor interests in, companies we do business with, either as a customer or vendor. Further, the Company made a charitable donation to an entity on which one of our directors serves as a board member. The Board reviewed the types of transactions, dollar amounts and significance to the Company of each relationship. The Board affirmatively determined that the transactions between the Company and those entities were not material to either party. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of Mr. Ralls, our President & CEO.

Mr. Peacock, a director of the Company, is Of Counsel to, and his son was a partner of, Andrews Kurth LLP, a law firm from which Mr. Peacock retired as a partner in 1997. Mr. Peacock’s son left the firm in August 2012. The Company seeks legal advice from many different law firms and sometimes relies on Andrews Kurth for corporate and securities law matters. During 2012, Andrews Kurth LLP billed approximately $755,000 in legal fees, which the Company believes reflected market rates for services rendered. During 2012, the Company received legal services from over 35 law firms around the world. By fees paid, Andrews Kurth ranked approximately fourth among such firms. In addition, the Company believes such fees represented less than one-fourth of one percent (1/4 of 1%) of the law firm’s 2012 revenues. The engagement of Andrews Kurth was approved by the Board of Directors. Mr. Peacock is paid a fixed amount of $100,000 in an annual stipend as Of Counsel to the firm. Mr. Peacock does not actively practice law or participate in the earnings of the firm, and is not eligible for bonuses or other incentive payments from the firm. Mr. Peacock is not a member of the Audit, Compensation or Nominating & Corporate Governance Committees, but does serve on the HSE Committee.

Role of the Board in Risk Oversight

The Board of Directors requires that an annual assessment of risk be performed and has delegated to the Audit Committee oversight of that process. The enterprise risk management assessment is designed to take a portfolio view of risk and to identify potential events that may affect the Company, manage risks to be within the Company’s risk profile and to provide reasonable assurance regarding the achievement of Company objectives.

Each year, the management team of the Company meets to conduct a thorough assessment of potential risks facing the Company. Risks are rated as to severity and likelihood of threat, and management discusses the efforts in place to mitigate each risk. To the extent the management team believes that mitigation efforts are not sufficient with respect to a significant risk, an initiative to address such risk is identified and assigned to the appropriate management representative. In 2012, management conducted such an assessment and in January 2013, management presented the complete risk assessment to the Audit Committee. The Audit Committee reviewed the report and asked for modifications where it deemed necessary, and then provided a complete report to the Board of Directors.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems, and performs a review of such risks, typically in January of each year. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultants and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

Director Selection Process

The Nominating & Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. Working closely with the full Board, the Nominating & Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences, skills and diversity that would best complement those already represented on the Board; the desire for a substantial majority of independent directors; and the need for financial, industry, international or other specialized expertise. Applying these criteria, the Nominating & Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. From time to time, the Nominating & Corporate Governance Committee also retains executive search firms to identify and review candidates.

Once the Nominating & Corporate Governance Committee has identified a prospective nominee (including prospective nominees recommended by shareholders), it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Nominating & Corporate Governance Committee takes into account the information provided to the Nominating & Corporate Governance Committee with the recommendation of the candidate, as well as the Nominating & Corporate Governance Committee’s own knowledge and information obtained through inquiries to third parties to the extent the Nominating & Corporate Governance Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Nominating & Corporate Governance Committee has established. If the Nominating & Corporate Governance Committee determines, in consultation with the Chairman of the Board and other directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience and report its findings to the Nominating & Corporate Governance Committee.

If the Nominating & Corporate Governance Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Nominating & Corporate Governance Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Nominating & Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new director after considering the Nominating & Corporate Governance Committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company Secretary or any member of the Nominating & Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating & Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles of Association relating to shareholder nominations as described in “Shareholder Nominations for Director” below.

Shareholder Nominations for Director

Shareholders of record, whose interest in shares, individually or in the aggregate, represents at least 5% of the Company’s paid-up share capital, may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Articles of Association, as may be amended from time to time. A copy of our Articles of Association is available to any shareholder who makes a written request to the Company Secretary. Qualifying shareholders may submit in writing recommendations for consideration by the Nominating & Corporate Governance Committee to our Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the Nominating & Corporate Governance Committee to consider. Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all shareholders of the Company. They must also meet the criteria set by the Nominating & Corporate Governance Committee. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE rules and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.

Shareholder Proposals

Shareholder proposals intended for inclusion in our proxy materials for an annual general meeting of shareholders must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A shareholder proposal intended for inclusion in our proxy materials for the 2014 annual general meeting of shareholders must be submitted in writing before December 27, 2013 to the Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. In addition, our Articles of Association require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2014 annual general meeting of shareholders must be submitted, in accordance with the requirements of our Articles of Association, not earlier than December 27, 2013 or later than January 27, 2014. Shareholders are also advised to review our Articles of Association, which contain additional requirements about advance notice of shareholder proposals and director nominations.

Communication with Directors

The Board of Directors has adopted the following process for shareholders and other interested parties to send communications to members of the Board. Shareholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating & Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies plc, c/o Company Secretary, 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our CEO, CFO and chief accounting officer; both policies are available on our website www.rowancompanies.com under “Investor Relations – Governance.”

Related Party Transaction Policy

All transactions with related parties must be made in compliance with the Sarbanes-Oxley Act and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. Each year, directors, officers and certain employees are required to complete a questionnaire regarding conflicts of interest, including related party transactions, and to provide such information to our Company Secretary and/or Compliance Officer. In addition, pursuant to our Code of Business Conduct and Ethics policy, all directors, officers and employees must report any actual or potential conflicts of interest to our Company Secretary and/or Compliance Officer. Our Company Secretary and/or Compliance Officer reports such matters to our Audit Committee for further review, with consultation with the Board if warranted. Each of the transactions discussed below was reviewed by the Audit Committee and approved by the Board of Directors.

The Company employs an individual who is related to one of our NEOs. Since October 2008, Mr. Matt G. Keller, who is the brother of Mr. Mark A. Keller, our Executive Vice President – Business Development, has served as a sales and marketing manager. Matt G. Keller previously served as the manager of certain of our properties used for business entertainment (from August 2006 until October 2008) and as a vice president of one of our manufacturing subsidiaries (from January 2002 to August 2006). In 2012, he received approximately $198,000 in cash compensation (including approximately $158,500 in base salary, $18,480 in bonus and a car and moving allowance) plus a grant of restricted shares valued at approximately $87,500 on the 2012 grant date.

From time to time, the Company has purchased equipment and related services in the ordinary course of business from S&N Pump Co. (“S&N”). Prior to the sale of S&N in 2010, the company was owned and operated by the family of the brother-in-law of Mr. Buvens, our Executive Vice President, Legal. The sister and brother-in-law of Mr. Buvens are currently employees of the parent company of S&N. Mr. Buvens had no role in purchases by the Company from S&N. The Company believes the amounts paid to S&N and its affiliates for equipment and services purchased were reasonable and reflected prices comparable to those charged by S&N to third parties for similar equipment and services. In 2012, S&N and its affiliates sold equipment to the Company totaling approximately $1.6 million (approximately 4.57% of S&N’s worldwide sales).

Hedging and Pledging Policy

Company insiders, which includes our directors, Section 16 officers and other officers and employees designated as insiders as a result of their position and responsibilities, are not permitted to (i) enter into a 10b5-1 plan or pledge or hedge our securities (including a forward sale or similar transaction) without pre-clearance from the General Counsel, (ii) engage in short sales of our securities, directly or indirectly, or (iii) buy or sell put options, call options or other derivatives of our securities, directly or indirectly.

PROPOSALS NO. 1, 2 & 3

ELECTION OF DIRECTORS

Historically, our Board of Directors has been divided into three classes with one class standing for election each year for a three-year term. On April 16, 2012, our shareholders approved the Company’s U.K. Articles of Association, which call for the declassification of the Board over a three-year period beginning in 2013. As a result, the Class I directors standing for re-election at this year’s Meeting are being nominated to serve for a one-year term expiring at the 2014 annual general meeting of shareholders. Declassification of our Board will be complete by the time the annual general meeting is held in 2015.

The Class II directors were elected at our 2011 annual general meeting to serve for three-year terms, which will expire in 2014, and the Class III directors were elected at our 2012 general meeting to serve for three-year terms, which will expire in 2015. Accordingly, declassification is being phased in as set forth below:

Scheduled Meeting	Action	Individuals Anticipated to be Serving in Relevant Director Class

2012 General Meeting	Individuals nominated as Class III directors were elected for a three-year term expiring in 2015	Class III: Thomas R. Hix Suzanne P. Nimocks P. Dexter Peacock

2013 Annual General Meeting	Individuals nominated as Class I directors (whose terms expire at the 2013 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz

2014 Annual General Meeting	Individuals originally nominated as Class I directors (nominees previously elected for a one-year term at the 2013 annual general meeting or individuals newly designated as nominees) and individuals nominated as Class II directors (whose terms expire at the 2014 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz Class II: R. G. Croyle Lord Moynihan W. Matt Ralls John J. Quicke

2015 Annual General Meeting and thereafter	All directors stand for election for one-year terms	No Classes

The three nominees for Class I director standing for election at the Meeting are: William T. Fox III, Sir Graham Hearne and H. E. Lentz. Information with respect to the nominees for Class I director and our continuing directors is set forth below. It is the intention of the proxies, unless otherwise instructed, to vote in favor of each of the ordinary resolutions to elect the Class I director nominees. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.

Nominees for Class I Director

William T. Fox III Age 67 Director since 2001 Class I	Mr. Fox was formerly a Managing Director at Citigroup responsible for the global energy and mining businesses from 1994 until his retirement in 2003. Mr. Fox also serves on the Board of Cloud Peak Energy Inc.

Sir Graham Hearne Age 75 Director since 2004 Class I	Sir Graham Hearne was formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company from 1991 until his retirement in 2002 when it was acquired by Shell, and CEO from 1984 to 1991. Sir Graham also serves as the non-executive chairman of Braemar Shipping Services Group plc, and a non-executive director of Bumi plc, a FTSE listed thermal coal group, and Genel Energy plc, an Anglo-Turkish exploration and production company listed on the LSE. He was formerly the non-executive Chairman of Catlin Group Limited, a global specialty property and casualty insurance company, from 2003 until his retirement in 2012 and also served as a director of N.M. Rothschild & Sons Ltd., Vetco International, Stratic Energy Corporation and Wellstream Holdings plc.

H. E. Lentz Age 68 Director since 1990 Class I	Mr. Lentz is Chairman of the Board of Directors of the Company. Formerly, he was Managing Director of Lazard Frères & Co., an investment banking firm, from June 2009 until his retirement in May 2011. Mr. Lentz was also Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009 and an Advisory Director of Lehman Brothers from 2004 to September 2008. Mr. Lentz also serves as a director of Peabody Energy Corp., Macquarie Infrastructure Company, WPX Energy and CARBO Ceramics, Inc.

Recommendation of the Board

The Nominating & Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the shareholders vote FOR each of the ordinary resolutions to elect the Class I director nominees at the Meeting to serve until the 2014 annual general meeting of shareholders and until their successors are duly elected and qualified.

Continuing Directors

Thomas R. Hix Age 65 Director since 2009 Class III	Mr. Hix has been an independent business consultant since January 2003. He was Senior Vice President of Finance and CFO of Cameron International Corporation, an oil and gas products and services company, from 1995 to 2003. Mr. Hix also serves as a director of Health Care Service Corporation and Western Gas Equity Partners LP, and previously served as a director of TODCO and El Paso Corporation.

Suzanne P. Nimocks Age 54 Director since 2010 Class III	Ms. Nimocks was a director (senior partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various other capacities since 1989, including as a leader of the firm’s Global Petroleum Practice, Electrical Power & Natural Gas Practice, Organization Practice and Risk Management Practice. Ms. Nimocks served as a member of the firm’s worldwide personnel committees for many years and as the Manager of the Houston office for eight years. Ms. Nimocks also serves on the Boards of Encana Corporation, Arcelor Mittal and Owens Corning.

P. Dexter Peacock Age 71 Director since 2004 Class III	Mr. Peacock was the Managing Partner of Andrews Kurth LLP, a law firm, and a Partner at the firm until he retired in 1997. Mr. Peacock has been Of Counsel to Andrews Kurth since 1997. Mr. Peacock also serves on the Board of Cabot Oil & Gas Corporation.

Robert G. Croyle Age 70 Director since 1998 Class II	Mr. Croyle was Vice Chairman and Chief Administrative Officer of the Company from August 2002 until his retirement in December 2006. Mr. Croyle also serves on the Board of Magellan Midstream Partners, L.P. and Chairman of the Board of Memorial Hermann Health System, and previously served as a director of Boots & Coots, Inc. and Magellan Midstream Holdings GP, LLC.

Lord Moynihan Age 57 Director since 1996 Class II	Lord Moynihan was Executive Chairman of Pelamis Wave Energy from August 2005 to 2011 and has been a Senior Partner of London-based CMA, an energy advisory firm, since 1993. Lord Moynihan currently serves as Non-Executive Chairman of Hydrodec Group, a U.K. energy related company publicly traded on the LSE. Lord Moynihan previously served as Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited, wind turbine technology companies. Lord Moynihan has been an active member of the House of Lords since 1997 and served as Chairman of the British Olympic Association until 2012.

W. Matt Ralls Age 63 Director since 2009 Class II	Mr. Ralls has been President and CEO of the Company since January 2009. Mr. Ralls was Executive Vice President and COO of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until his retirement in November 2007. Prior to that time, Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. Mr. Ralls also serves as director of Cabot Oil & Gas Corporation and Superior Energy Services, Inc. Mr. Ralls has previously served as a director of El Paso Partners, Enterprise Products Partners L.P., Enterprise Products, G.P. and Complete Production before its acquisition by Superior Energy Services, Inc.

John J. Quicke Age 63 Director since 2009 Class II	Mr. Quicke has served as Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005. Mr. Quicke is currently interim President and CEO and a director of Steel Excel, Inc. Mr. Quicke previously served as President, CEO and a director of DGT Holdings Corp. and a director of Angelica Corporation, Layne Christensen Company, NOVT Corporation and Handy & Harman Ltd. Previously, Mr. Quicke also served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer, and as a director of the company.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five standing committees:

•	Audit

•	Compensation

•	Health, Safety & Environment

•	Nominating & Corporate Governance

•	Executive

Information regarding these committees is provided below. The charters of the Audit, Compensation, and Nominating & Corporate Governance Committees are available on the Company’s website, www.rowancompanies.com under “Investor Relations – Governance” and in print to any shareholder who requests them from the Company Secretary.

Audit Committee:

The members of the Audit Committee are:

William T. Fox III, Chair

Robert G. Croyle

Thomas R. Hix

John J. Quicke

The Audit Committee is directly responsible for the engagement, compensation and oversight of both the U.S. independent registered public accounting firm engaged to issue an audit report on the Company’s consolidated financial statements and the independent U.K. auditor firm engaged to act as the Company’s U.K. statutory auditors. In addition, the committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our enterprise risk management assessment. The Audit Committee met six times during 2012. All of the members of the Audit Committee are independent within the meaning of the SEC regulations and the NYSE rules. The Board has determined that each of Messrs. Fox, Hix and Quicke are qualified as audit committee financial experts within the meaning of SEC regulations, and that they have accounting and related financial management expertise within the meaning of the NYSE rules. Mr. Fox and Mr. Hix both served on the Audit Committee during all of 2012. Mr. Quicke was appointed to the Audit Committee to replace Mr. Kramek who retired from the Board, effective as of April 16, 2012. On April 27, 2012, Mr. Croyle was also appointed to the Audit Committee.

Compensation Committee:

The members of the Compensation Committee are:

Thomas R. Hix, Chair

Sir Graham Hearne

H.E. Lentz

John J. Quicke

Suzanne P. Nimocks

The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO,

•	evaluating the performance of the CEO in light of these corporate goals and objectives,

•	either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the CEO, and

•

making recommendations regarding executive officer compensation, incentive compensation plans and equity-based plans. The responsibility for approving these arrangements has been delegated to the Compensation Committee from the Board.

In addition, the Compensation Committee advises on director compensation, including retainers for the Chairman and chairmen of the committees of the Board, administers the Company’s equity-based and employee benefit plans, and performs the duties outlined under those plans, including making grants and awards. Pursuant to its charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant, outside counsel or any other advisors engaged to assist in the evaluation of compensation of directors or executive officers, including sole authority to approve the consultant’s fees and its terms. The Compensation Committee will consider appropriate standards in selecting its compensation consultants consistent with SEC rules and requirements under the Dodd-Frank Act.

Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Committee’s charter available on our website and under the heading “Compensation Discussion and Analysis” below.

In 2012, the Compensation Committee met six times. All of the members of the Compensation Committee are independent within the meaning of the NYSE rules. On January 31, 2012, Mr. Peacock, who had previously served as the Chairman of the Compensation Committee, stepped down from the Compensation Committee. Upon Mr. Peacock’s departure from the Compensation Committee, Mr. Hix was appointed to serve as Chairman of the Compensation Committee on January 31, 2012.

Health, Safety & Environment Committee:

The members of the Health, Safety & Environment Committee are:

Lord Moynihan, Chair

Robert G. Croyle

Suzanne P. Nimocks

P. Dexter Peacock

The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters. In 2012, the Health, Safety & Environment Committee met four times. Lord Moynihan and Mr. Croyle both served on the Health, Safety & Environment Committee during all of 2012. Mr. Kramek served on the Health, Safety & Environment Committee until he retired from the Board effective as of April 16, 2012. On April 27, 2012, Mr. Peacock and Ms. Nimocks were also appointed to the Health, Safety & Environment Committee.

Nominating & Corporate Governance Committee:

The members of the Nominating & Corporate Governance Committee are:

Sir Graham Hearne, Chair

William T. Fox III

H.E. Lentz

Lord Moynihan

The Nominating & Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Guidelines. In addition, the Nominating & Corporate Governance Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Nominating & Corporate Governance Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to committee assignments and oversees the Board’s director education practices. The Nominating & Corporate Governance Committee met five times during 2012. All of the members of the Nominating & Corporate Governance Committee are independent within the meaning of the NYSE rules. Mr. Lausen served on the Nominating & Corporate Governance Committee in 2012, but retired from the Board effective as of April 16, 2012, prior to the completion of our redomestication to the U.K. in May 2012.

Executive Committee:

The members of the Executive Committee are:

W. Matt Ralls, Chair

William T. Fox

Sir Graham Hearne

H.E. Lentz

Thomas R. Hix

The Executive Committee serves primarily as a means for taking action on matters requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved under the U.K. Companies Act 2006 to the Board. In practice, the Executive Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings. The Executive Committee did not meet in 2012. On January 31, 2012, Mr. Peacock stepped down from the Executive Committee in conjunction with his departure from the Compensation Committee, and Mr. Hix replaced Mr. Peacock on the Executive Committee on January 31, 2012.

DIRECTOR COMPENSATION AND ATTENDANCE

In July 2012, the Compensation Committee recommended, and the Board approved, the following 2012 annual compensation for our non-executive directors, plus reimbursement for reasonable expenses:

	2012 Cash Annual Retainer ($)
Board of Directors	80,000	(a)
Chairman (additional retainer)	150,000
HSE and NCG Committee Chairs	10,000
Audit and Compensation Committee Chairs	15,000

(a)	Effective October 1, 2012, the annual cash retainer increased from $70,000 to $80,000.

In addition, in July 2012, the Board approved an increase from $140,000 to $200,000 in the aggregate value of annual equity awards made to the non-executive directors. On the date of our last general meeting of shareholders in 2012, each director received restricted share units (“RSUs”) under our 2009 incentive plan (the “2009 LTIP”) equal in value to $200,000. Consistent with past practice, such RSUs will vest in full on the earlier of the date of the annual meeting subsequent to the grant date (in this case, April 26, 2013) or the first anniversary date of the grant, but will be settled upon termination of service from the Board. Newly elected non-executive directors receive RSUs with a value of $25,000 upon election. Directors do not receive meeting fees.

All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2012. The Board of Directors held nine meetings in 2012 (five in-person meetings and four telephonic meetings). Directors are strongly encouraged to attend our annual general meetings of shareholders, and all of our directors attended our general meeting of shareholders in 2012.

In 2012, our non-executive directors received the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. Ralls is an employee of the Company and does not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2012

Name	Fees Earned in Cash ($)(c)	Share Awards ($)(d)(e)	Total ($)
Robert G. Croyle	72,500	199,978	272,478
William T. Fox III	87,500	199,978	287,478
Sir Graham Hearne	82,500	199,978	282,478
Thomas R. Hix (a)	87,500	199,978	287,478
H. E. Lentz	222,500	199,978	422,478
Lord Moynihan	82,500	199,978	282,478
Suzanne P. Nimocks	72,500	199,978	272,478
P. Dexter Peacock	76,250	199,978	276,228
John J. Quicke	72,500	199,978	272,478
Robert E. Kramek (b)	23,333	590,805	614,138
Frederick R. Lausen (b)	23,333	815,355	838,688

(a)	Mr. Hix was appointed Chairman of the Compensation Committee in January 2012 and his retainer was paid for the whole first quarter.
(b)	As a result of the decision to reduce the size of the Board from 12 to ten members, Messrs. Kramek and Lausen retired from the Board effective April 16, 2012 and RSUs previously earned for service were settled as of the retirement date. This settlement is reflected under “Share Awards.” Mr. Kramek’s RSUs were settled in cash. Mr. Lausen received 25,057 shares in settlement of his RSUs. The amount reported is based on the volume weighted average price of $32.54 on the settlement date.
(c)	Reflects retainers earned for Board service in 2012 which includes retainers for Messrs. Peacock and Hix for their service as Chairman of the Compensation Committee during the first quarter.

(d)	Reflects the aggregate grant date fair value related to the 2012 grants based upon the number of RSUs awarded and the fair market value of the Company’s shares on the grant date calculated in accordance with FASB ASC Topic 718. We account for RSU awards as a “liability” award under ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2012. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.
(e)	No amounts were expensed in 2012 in connection with share option awards. We have not issued share options to non-executive directors since 2004 and all outstanding options are fully vested. The aggregate number of share options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the beneficial ownership of outstanding shares as of March [—], 2013 for the following persons:

•	Each director or nominee;

•

Our principal executive officer, our principal financial officer and the other three highest paid officers of the Company, in addition to our former CFO, who retired from his position as CFO of the Company on September 7, 2012; and

•	All of our directors and executive officers as a group.

As of March [—], 2013, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our shares.

	Restricted Shares(a)		RSUs(b)		Shares		Savings Plan(c)	Options/ SARs(d)		Aggregate Beneficial Ownership		Percent of Class(e)
Directors:
Robert G. Croyle	—		[—	]	[—	]	—	[—	]	[—	]		*
William T. Fox III	—		[—	]	[—	]	—	[—	]	[—	]		*
Sir Graham Hearne	—		[—	]	[—	]	—	[—	]	[—	]		*
Thomas R. Hix	—		[—	]	[—	]	—	[—	]	[—	]		*
H. E. Lentz	—		[—	]	[—	]	—	[—	]	[—	]		*
Lord Moynihan(f)	—		[—	]	[—	]	—	[—	]	[—	]		*
Suzanne P. Nimocks	—		[—	]	[—	]	—	[—	]	[—	]		*
P. Dexter Peacock	—		[—	]	[—	]	—	[—	]	[—	]		*
John J. Quicke	—		[—	]	[—	]	—	[—	]	[—	]		*
W. Matt Ralls (NEO)	[—	]	[—	]	[—	]	—	[—	]	[—	]		*
Other NEOs:
J. Kevin Bartol	[—	]	[—	]	[—	]	—	[—	]	[—	]		*
Thomas P. Burke	[—	]	[—	]	[—	]	—	[—	]	[—	]		*
John L. Buvens	[—	]	[—	]	[—	]	—	[—	]	[—	]
Mark A. Keller	[—	]	[—	]	[—	]	4,450	[—	]	[—	]		*

All Directors and Executive Officers, including NEOs, as a group (16 persons)	[—	]	[—	]	[—	]	6,838	[—	]	[—	]	[—	]%
William H. Wells(g)	—		—		71,719		13,201	[146,050	]	[230,970	]

*	Ownership of less than 1 percent of the shares issued and outstanding.
(a)	Reflects restricted shares over which such officer currently has voting power but not dispositive power.
(b)	For each of our non-executive directors, reflects RSUs granted annually, which are settled upon termination of service from the Board. For executive officers, reflects RSUs granted annually that generally vest in one-third increments annually.
(c)	As of January 31, 2013. Savings Plan participants have sole voting power and limited dispositive power over such shares.
(d)	Includes shares that could be acquired through April [—], 2013 by the exercise of share options or share appreciation rights (“SARs”). The number of shares issuable under SARs is based on the volume weighted average price on March [—], 2013 of $[—].
(e)	Based upon [—] issued and outstanding shares on March [—], 2013, which excludes for these purposes [—] shares held by an affiliated employee benefit trust.
(f)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.
(g)	Mr. Wells is our former CFO. His information is as of September 7, 2012.

As of [—], 2013, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares, except as set forth in the table below: [to come]

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis,” as provided below, with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

The Compensation Committee of the Board of Directors

Thomas R. Hix, Chairman
Sir Graham Hearne
H. E. Lentz
John J. Quicke
Suzanne P. Nimocks

March , 2013

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2012, the Compensation Committee included Messrs. Hix, Hearne, Lentz, Nimocks, Peacock and Quicke, all of whom were independent non-executive directors. On January 31, 2012, Mr. Peacock, who had previously served as the Chairman of the Compensation Committee, stepped down from the Compensation Committee and Mr. Hix was appointed to such position. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

AND

ROWAN COMPANIES PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT – PART I

Rowan Companies plc is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our U.K. Directors’ Remuneration Report required by English law in two parts: (i) the information included in this Part I (also known as “Compensation Discussion and Analysis”), which includes disclosure required by the SEC as well as English law and (ii) the information included in Part II (beginning on page [—], and labeled Annex B), which includes additional disclosure required under English law. Part II shown in Annex B should be read in conjunction with Part I. Pursuant to English law, the U.K. Directors’ Remuneration Report also forms part of the statutory Annual Report of Rowan Companies plc for the year ended December 31, 2012.

Introduction

Company Highlights and Strategic Repositioning into the Ultra-Deepwater Drilling Market

In early 2009, in order to enhance long-term shareholder value, our management team and Board approved a new strategic positioning for the Company: to grow and balance our offshore drilling fleet. In order to fund the anticipated growth of our jackup fleet and expand into the ultra-deepwater market, the strategic plan envisioned a sale of the Company’s onshore drilling and manufacturing divisions when favorable market conditions permitted.

Over the next three years, the Company took the following strategic actions to achieve our plan:

•	Selling our manufacturing division in June 2011 for approximately $1.1 billion in cash.

•	Selling our land drilling division in September 2011 for approximately $520 million in cash (including working capital).

•

Enhancing long-term shareholder value by divesting of lower margin assets in manufacturing and land drilling and investing those proceeds in significantly higher margin jackup and ultra-deepwater assets through:

•

Completion of a jackup newbuild program, by investing $3 billion in construction and delivery of 11 new high specification jackup rigs, including the acquisition of three harsh environment N-Class rigs from Skeie Drilling & Production.

•

Entrance into the ultra-deepwater market with contracts to build four new drillships for $3 billion. These drillships are expected to be delivered in late 2013 and 2014, with the first drillship already under a three year contract at a very attractive dayrate. In order to ensure our success in these efforts, we built an industry-leading management team to oversee our deepwater division.

•

Completing the redomestication of the Company to enhance shareholder value by becoming more competitive in our industry for the long-term, increasing our flexibility in terms of markets in which we operate and furthering our global business efforts. In addition, we were able to maintain our listing within the S&P 500 index.

•	Achieving in 2012 our best safety and environmental record through an intense focus on our safety and environmental culture and increased programs and compliance efforts.

•	Increasing our contract backlog to $[—] billion as of February [—], 2013, with a more diverse geographic and customer reach than ever before.

•	Raising an aggregate $1.1 billion in cash in public offerings of debt securities at attractive rates to fund capital expenditures and the completion of our expansion into deepwater.

•	Increasing our revolving credit facility from $500 million to $750 million.

•	Executing $125 million of a $150 million share buyback program.

Each of these strategic accomplishments listed above further strengthen and support our strategy to reposition the Company as a global offshore driller with ultra-deepwater capabilities.

Executive Summary of Compensation Philosophy and Goals

We operate in a highly competitive global offshore drilling market with relatively few publicly traded peers. The offshore drilling environment is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is also key to our success. These factors include:

•	Complex technical expertise;

•	Overarching effect of world oil markets;

•	Large capital investments with long payback horizons;

•	Cyclical nature of oil and gas demand and pricing;

•	Stringent and evolving customer demands; and

•	Impact of laws, regulations, customs, safety and environmental considerations around the world.

These factors also influence how we design and administer our executive pay programs to ensure they are competitive and drive superior company performance. The design of our executive compensation programs and the definition of our peer group are key to our success and the return for our shareholders over time. Most notably, these influences are seen in the following:

•	Our annual incentive plan design which includes strategic financial and operational measures;

•	Our mix of long-term incentive compensation vehicles, including restricted shares and RSUs, SARs and PUs linked to performance-based and/or time-based vesting conditions;

•	Our process for benchmarking executive compensation against a small group of primary offshore drilling peer companies of varying sizes. This is necessary because:

•	our business requires executives with highly specialized industry experience;

•	there are a limited number of truly comparable companies from which to recruit this specialized executive talent; and

•	compensation levels and practices in the offshore drilling industry are not driven by company size but rather by highly specialized offshore drilling industry expertise

We ensure our executive compensation programs are closely aligned with our shareholders by including:

•	Executive share ownership guidelines;

•	A commitment not to enter into new change in control, severance or other agreements that include excise tax gross ups for executives;

•	A “claw back” provision that applies to awards made under our long-term incentive plan;

•	The use of independent compensation consultants;

•	Incentive compensation awards that are performance-based with overlapping performance periods (for example, performance units (“PUs”) based on relative total shareholder return (“TSR”) and SARs);

•	For 2012, the redesign of our annual incentive plan that is intended to qualify for deductibility under Section 162(m) of the U.S. Internal Revenue Code (the “Code”);

•	The use of executive compensation tally sheets that are reviewed annually by the Compensation Committee (referred to in this section as the “Committee”); and

•	An annual risk assessment of our executive compensation programs.

Named Executive Officers

Our named executive officers (NEOs) in 2012 were:

•	W. Matt Ralls – President, Chief Executive Officer and Director

•	Thomas P. Burke – Chief Operating Officer

•	J. Kevin Bartol – Executive Vice President, Chief Financial Officer and Treasurer

•	John L. Buvens – Executive Vice President, Legal

•	Mark A. Keller – Executive Vice President, Business Development

•	William H. Wells – Former Senior Vice President, Chief Financial Officer and Treasurer who retired in September 2012

Executive Compensation Program Objectives

Our compensation philosophy is to offer pay programs that motivate executive management to make decisions leading to the long-term creation of shareholder value. In order to do this, the program must reflect the complexities and nuances of the offshore drilling industry. We take a long range view of the market, and reward tactical, strategic, and financial performance. We also attempt to balance the incentive leverage of our programs so they motivate management to take appropriate risks, while responding to year over year changes in company performance. Our philosophy also deemphasizes indirect elements of compensation such as perquisites.

To reward both short- and long-term performance and to further our compensation objectives, the Committee has structured our executive compensation program by focusing on the following key objectives:

Objectives	How We Meet Our Objectives

Attract and retain knowledgeable, experienced and high performing talent

•   Provide a competitive total pay package taking into account base salary, incentives and benefits in order to attract, retain and motivate our employees.

•   Regularly evaluate our pay programs against the competitive market of our offshore drilling peer group, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

•   Compete effectively for the highest quality people who will determine our long-term success.

Pay for performance and reward the creation of long-term shareholder value

•   Provide a significant portion of each NEO’s potential total direct compensation in the form of variable compensation.

•   Align our executive compensation with short-term and long-term performance of the Company.

•   Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs.

•   Tie payment on our performance units to total shareholder return against our offshore drilling peer group.

•   Reward employees for implementing strategic objectives that further long-term shareholder value.

Drive and reward performance that supports the Company’s core values

•   Annual incentive program includes specific targets related to health, safety and the environment.

•   Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for incentive awards.

•   Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness.

•   Emphasize financial and operational performance measures that contribute to value creation over the longer term.

•   Allow limited discretion in application of incentive awards to ensure solid individual performance is rewarded and to reduce awards if objectives are not met.

Address the complexities in managing a highly complex and cyclical global business that is subject to world demand for oil and gas

•   Annual incentive program includes five distinct metrics that drive company performance and reward managers for achievements.

•   Long term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles.

•   The cash-based performance unit component of the long-term incentive plan measures relative total shareholder return to ensure close alignment with our shareholders.

Provide a significant percentage of total compensation that is variable and at risk	• Annual and long-term incentive compensation comprises, on average, more than 80% of total direct compensation for NEOs.

Motivate management to take prudent but not excessive risks

•   Pay programs emphasize long-term incentive compensation with time-based vesting schedules and three year cliff vesting on performance units.

•   Share ownership guidelines motivate alignment between long-term shareholder value and management decisions.

•   Utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.

Align executive and shareholder interests	• Share ownership guidelines for executive officers and directors. • Tie significant value of our annual equity grants to share price performance.

Pay for Performance

The two charts below illustrate the relationship between the Company’s pay and total shareholder return. The chart on the left compares the CEO’s three-year target total direct compensation to both the three-year realized total direct compensation and the median realized total direct compensation of the peer group. Target total direct compensation consists of the following compensation elements for the past three years:

•	Base salary paid;

•	Target bonus; and

•	Grant date value of restricted shares and share appreciation rights, and target value of performance units.

Realized total direct compensation consists of the following compensation elements for the past three years:

•	Base salary paid;

•	Actual bonus paid;

•	Value of restricted shares granted over the past three years using the December 31, 2012 closing share price;

•

Black Scholes value of share appreciation rights using the December 31, 2012 closing share price and the current estimated life of the share appreciation rights, but holding the original exercise price constant; and

•	Actual performance unit cash payouts for the performance periods ending in 2012 (as discussed below, no amounts were earned or paid with respect to performance units in 2012).

The chart on the right compares the Company’s three-year total shareholder return as of December 31, 2012 to the peer group’s 25th percentile, median, and 75th percentile total shareholder return over the same period.

Over the past three years, the Company’s total shareholder return was above the 75th percentile of the peer group while the CEO’s realized pay was below the realized pay of the market median of the peer group.

The chart below compares the Company’s relative three-year realized pay percentile ranking to the Company’s relative three-year total shareholder return percentile ranking.

As the chart above illustrates, the Company’s three-year total shareholder return has been in the upper quartile of the peer group while the CEO’s realized pay has been below the median of the peer group over this same period.

Comparative Information Utilized by the Committee

The Committee compares executive pay of the Company to other offshore drilling companies and uses this information in evaluating the competitiveness of compensation and in setting executive pay levels for the Company’s executives. In 2012, the Committee compared executive compensation to that of the following offshore drilling peers, with whom we compete for talent and customers:

Offshore Drilling Peer Group

• Atwood Oceanics

• Diamond Offshore Drilling, Inc.

• Ensco plc

• Hercules Offshore

• Noble Corp.

• Seadrill Ltd (a)

• Transocean Ltd.

(a)	Seadrill was not used in the Committee’s analysis since compensation data was not available but is considered part of the Company’s offshore drilling peer group.

The offshore drilling peer companies shown above are our primary competitors in the markets in which we operate, both for customers and employees. Most of these companies also use us as a peer company for compensation analysis. The Committee believes that this direct offshore drilling peer group is the most appropriate information to review in setting executive compensation levels given:

•	Our world class offshore drilling business and expansion into ultra-deepwater drilling;

•	Our global operations;

•	The technical complexity of our business;

•	The large-scale capital decisions involved in our offshore drilling operations;

•	The long-lead times associated with market cycles and asset deployment decisions in our business and industry; and

•	Our diverse international customer base, including integrated and national oil companies.

In the offshore drilling industry, the quality and competency of employees is a key defining difference in performance among peer companies. We must therefore offer competitive compensation in order to successfully attract, hire and retain top offshore drilling talent in this highly competitive market place. Based on this offshore drilling peer group, we believe our NEOs’ total compensation is in line with market practices.

The Committee takes into account the varying sizes of companies in the offshore drilling peer group when making pay decisions. Targets for annual and long-term incentive compensation are set based on market comparisons with a view to having a significant percentage of variable compensation dependent on individual and company performance. The Committee also reviews the peer group annually to update as appropriate given current market conditions. The Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), formerly Cogent Compensation Partners, gathers the competitive information from public company filings. FIT Remuneration Consultants LLP (“FIT”), the Company’s U.K. compensation consultant, also advises the Company on U.K. compensation issues.

The Committee reviews the comparative information for each component of compensation (including base salary, annual incentive and total cash compensation, and long-term incentive compensation and other benefits). The Committee has deliberately not set a percentile target for compensation but rather subjectively considers each individual situation, including experience, tenure in current position and individual performance.

The Committee also reviews other sources of compensation information that provide broader context for understanding market trends, pay practices, and compensation levels of similarly-situated executives. For 2012, Cook & Co. reviewed published compensation surveys from the energy industry as well as data from a reference group of land drillers and oilfield service companies shown below. The Committee did not base any compensation decisions with reference to this group and, due to the differences in global scale, complexity and competition for talent, the Committee determined to discontinue use of the reference group in 2013 and beyond.

Land Drillers and Oilfield Service Companies

• Bristow Group, Inc.

• Dresser-Rand Group, Inc.

• Helmerich & Payne

• Oceaneering International

• Oil States Intl Inc.

• Patterson-UTI Energy Inc.

• SEACOR Holdings, Inc.

• Superior Energy Services, Inc.

• Tidewater Inc.

• Unit Corp.

• Willbros Group Inc.

Elements of Executive Compensation

Our NEO compensation consists of:

•	Base salary paid in cash;

•	Annual incentive paid in cash;

•	Annual awards under our long-term incentive plan;

•	Limited perquisites; and

•	Health, welfare and retirement benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the peer group. The Committee also considers pay and employment conditions of other employees within the Company in determining executive compensation. The Committee believes that the design of the Company’s compensation program is appropriate and competitive.

The portion of our NEOs’ salary and bonus in proportion to total compensation ranged from [—]% to [—]% for 2012. In deriving this figure, we consider our NEOs’ total compensation pay to include salary, bonus, annual incentive, long-term equity and other (including perquisites), as set forth in our “Summary Compensation Table.” We do not include in this calculation the increase in actuarial value of a historic pension plan shown in that table, because that figure is based on pension plan accounting and is not indicative of any change in compensation that the NEOs have or may ultimately realize.

Base Salary

The base salaries for our NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our offshore drilling peer companies to ensure that NEO salaries remain competitive. The Committee does not target a specific percentile of the market data, but instead takes into consideration the competitive conditions and the circumstances of the individual, such as tenure in the position, level of expertise and responsibilities of the position, as well as subjective judgment of the individual’s performance. There is no specific weighting given to each factor.

For our NEOs other than the CEO, the Committee also annually receives a recommendation from the CEO as to suggested salary adjustments, if any. The Committee reviews the performance of all of the NEOs and considers the recommendations of the CEO. In determining base salaries, the Committee also considers the comparative data related to the Company’s peer group provided by Cook & Co. and the Company’s continuing achievement of its short- and long-term goals, including:

•	the financial performance of the Company;

•	the effective execution of the Company’s strategy, as approved by the Board; and

•	the development of human resource capability.

In March 2012, the Committee reviewed the compensation of our NEOs and approved base salaries as detailed in the chart below. The new 2012 salaries became effective as of April 1, 2012.

Executive	2011 Base Salary($)	% Increase	2012 Base Salary($)
Ralls (a)	950,000	0%	950,000
Burke	500,000	5%	525,000
Bartol (b)	340,000	18%	400,000
Keller	415,000	6%	440,000
Buvens	360,000	4%	375,000
Wells (c)	360,000	4%	375,000

(a)	At the request of Mr. Ralls, no increase was made to his 2012 base salary or incentive targets from 2011 levels.
(b)	In April 2012, Mr. Bartol received a 10% increase in base salary to $375,000. In July 2012, Mr. Bartol was promoted to Executive Vice President and his base salary was adjusted to $400,000 in connection with this promotion. Effective September 2, 2012, Mr. Bartol was also elected as Chief Financial Officer upon the retirement of Mr. Wells, and did not receive any additional increase in compensation.
(c)	Effective September 7, 2012, Mr. Wells retired from his position as CFO. The benefits received by Mr. Wells in connection with his retirement are discussed under the heading “Retirement Agreement with William H. Wells.”

Annual Incentive Compensation

In 2012, the NEOs participated in a targeted cash incentive plan (the “2012 AIP”), which has approximately 400 participants. Each participant in the 2012 AIP has an incentive target that is denominated as a percentage of base salary. For 2012, the NEOs were eligible to receive incentive target payments at the following percentages:

Executive	% Increase from 2011	2012 Target (as a % of base salary)
Ralls	0%	100%
Burke	0%	75%
Bartol	0%	60%
Keller	0%	65%
Buvens	0%	60%
Wells	0%	60%

The target bonus levels for each executive were originally set based on a review of target bonus levels of our offshore drilling peers and the executive’s relative position, responsibilities and title within the Company. In 2012, the Committee determined that no target adjustments were necessary for any of the NEOs.

The 2012 AIP requires the Company to have either more than $100 million of 2012 EBITDA or net income of $1 million, in order for any awards to be paid. If this threshold performance hurdle is met, then a bonus pool under the 2012 AIP for all 2012 bonus awards is funded at the maximum bonus opportunity. This threshold performance hurdle is designed to ensure all bonus payouts within the 2012 AIP are deductible under Section 162(m) and does not reflect the operational or financial metrics contained in the 2012 AIP.

Once the bonus pool is funded, the Committee will determine the actual bonus payout by assessing the Company’s performance against the financial and operational metrics shown below. Under the 2012 AIP, 75% of the target bonus value is determined by reference to these metrics, with payout of this portion of the bonus ranging from 0% to 150% of the total target bonus depending on achievement of the metric. The remaining 25% of the target bonus value is determined by the discretion of the Committee depending on 2012 Company performance outside of the five metrics below, and payout of this portion of the bonus can range from 0% to 50% of the target bonus depending on the Committee’s view of such performance.

For 2012, the financial and operational metrics were:

Metric	Weighting	Percent of Threshold Achieved in 2012		Payout Percentage
Achievement of budgeted EBITDA for 2012 (a)	25%	[—	]	[—	]
Actual costs compared to 2012 budget (b)	25%	[—	]	[—	]
Safety performance (c)	20%	[—	]	[—	]
Newbuild capital projects (d)	10%	[—	]	[—	]
Contracted non-productive time (e)	20%	[—	]	[—	]

Total:	100%			[—	]

(a)	Our 2012 EBITDA (earnings before interest, taxes, depreciation and amortization) was [—]% of our budget, which was [insert details.]
(b)	“Actual costs” are operating plus selling, general and administrative costs, excluding insurance costs and reimbursables. Our 2012 actual costs were [—]% of budget, which resulted in an [achievement of [—]% of the allocation of this metric.]
(c)	Safety performance is derived from internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals. The target metric for safety was set as at [—]. In 2012, our actual TRIR was [—] which resulted in an [achievement of [—]% of the allocation of this metric.]
(d)	Our newbuild capital projects metric is based on our rig construction projects remaining on time and on budget. During 2012, our newbuild projects remained under budget and on schedule, which resulted in an [achievement of [—]% of the allocation of this portion of the metric.]
(e)	Contracted non-productive time refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage. For 2012, this metric was set at [—]%. Actual non-productive time was [—]%, which was [—].

In addition to the achievement as shown in the table above, the Committee considered the following significant achievements made by the Company in 2012:

[Update after the Compensation Committee discussion]

Long-Term Incentive Compensation.

The Company’s long-term incentive program allows our NEOs to earn compensation over a number of years as a result of share price performance and/or sustained financial performance over multiple years. Consistent with our at-risk pay philosophy, long-term incentives comprise a significant portion of our NEOs’ compensation package.

For 2012, the long-term compensation program was composed of restricted share awards, SARs and a new incentive award, PUs described below. A primary objective of the long-term incentive plan is to align the interests of NEOs with those of our shareholders and further the Company’s strategic goals.

Incentive Award	Company Goals	Future Value Dependent On
Restricted Share Awards	Retain executives; drive share performance	Share price appreciation

SARs	Retain executives; drive share performance	Share price appreciation

PUs	Motivate differential financial performance	Financial performance against peers

Restricted Share Awards and RSUs

Restricted share awards (sometimes referred to as “RS”) and RSUs provide our NEOs the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by SARs or PUs. These are performance based awards since as share price increases, the NEOs reward increases as does the shareholders reward. Additionally, restricted share awards and RSUs are intended to aid in the retention of NEOs through the use of a vesting schedule (generally one-third increments annually after the original award date).

SARs

An important objective of the long-term incentives is to strengthen the relationship between the long-term value of our share price and the potential financial gain for employees. SARs provide NEOs with the opportunity to purchase our shares at a price that is fixed on the grant date regardless of future market price. If the Company’s share price does not increase, then these SARs will have little to no economic value. SARs generally vest and become exercisable in one-third increments annually after the original award date.

Our practice is that the exercise price for each SAR is the volume weighted average price of a share of on the NYSE on the grant date.

Performance Units

PUs are units of potential value that are payable in cash after the end of a specified performance period. Our PUs cliff vest three years after the grant date, with amounts payable based on TSR relative to our peer group. At the end of the first year, second year and third year, 25% of the PU value is determined based on our ranking in relative TSR during each one year period. The remaining 25% is determined by relative TSR ranking over the entire three year period. This method of multiple measurement points combined with overlapping grants, provides our NEOs with a meaningful incentive to provide superior sustainable returns to shareholders over the long-term.

There is no vesting or payout with respect to the PUs until the third anniversary of the award, but the Company will calculate the annual measurement amounts and inform holders of anticipated achievement annually. This design feature was included to provide a better line of sight for participants during the three year period compared to some plan designs. Depending on relative TSR performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. An employee who terminates employment with the Company prior to the third anniversary will not receive any payout of PUs unless approved by the Committee. The PUs will be settled in cash at the end of the three year vesting period.

The peer group(a) selected by the Committee for relative TSR with respect to the PUs consists of:

•	Atwood Oceanics

•	Diamond Offshore Drilling

•	Ensco

•	Noble

•	Seadrill

•	Transocean

(a)	The Compensation Committee determined to omit Hercules Offshore from the relative TSR peer group with respect to the PUs because the share price of Hercules Offshore is generally driven by different factors than the Company’s. Unlike the Company, Hercules Offshore’s operations are substantially located in the US Gulf of Mexico and our assets are generally high-specification drilling units.

Depending on the Company’s relative TSR ranking compared to the peer group companies above, the units will be valued as follows:

Performance Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	$0	$33	$67	$100	$133	$167	$200

Each of the NEOs was awarded PUs in March 2012.

2012 Long Term Incentive Targets Multiples

The Committee determined the total value of all restricted share awards and SARs granted to NEOs (based on grant date fair value) and cash-based PUs awarded to NEOs (based on target value) as a multiple of base salary based on comparative marked data provided by the Committee’s compensation consultant. The 2012 multiples for each NEO were the same as those in 2011 as follows:

Executive	% Increase from 2011	2012 Target Multiple (% of Base Salary)
Ralls	0%	525%
Burke	0%	375%
Bartol	0%	275%
Keller	0%	325%
Buvens	0%	275%
Wells	0%	275%

Our NEOs receive all three equity vehicles in the following percentages, based on their target multiples:

	2012(a)	2013 / Beyond
NEOs	50% RS	40% RSUs
	25% SARs	30% SARs
	25% PUs	30% PUs

(a)	2012 was treated as a transition year, with the restricted share awards percentage remaining the same as in prior years and the remaining award was equally divided between PUs and SARs.

2012 Long-Term Incentive Awards

In March 2012, the Committee made long-term equity incentive awards to our NEOs with the following grant-date fair values for the restricted shares, SARs, and PUs computed in accordance with FASB ASC Topic 718:

Executive	Restricted Shares($) (a)	SARS($)	Cash-based PUs($)
Ralls	3,117,175	1,278,361	1,037,047
Burke	1,054,736	480,573	389,901
Bartol	584,404	239,644	194,451
Keller	842,980	345,719	280,449
Buvens	618,774	253,735	205,846
Wells	618,774	253,735	205,846

(a)	125% of the target value of restricted shares was granted to the NEOs based on the Company’s annual performance against the following five strategic objectives:

•	Grow and diversify the fleet

•	Grow the earnings power of the fleet

•	Enhance leadership development

•	Increase shareholder value from the manufacturing division

•	Enhance tone at the top

In March 2012, the Committee determined that the Company had achieved exceptional progress on these strategic objectives and determined to make grants at a 125% award level. In its assessment, the Committee considered the achievement of the following strategic objectives and priorities:

•	Completed multi-year jackup construction program on schedule and within budget, with delivery of four high-specification rigs during 2011

•	Acquired three harsh environment N-Class rigs from Skeie Drilling & Production

•	Sold land drilling division to a strategic buyer for approximately $520 million, with proceeds utilized to expand into the ultra-deepwater drilling segment

•	Entered the ultra-deepwater market with contracts to design and build three new drillships

•	Built an industry-leading management team to oversee our deepwater division

•	Added $1.5 billion in contract backlog during 2011, including expansion of global reach with re-entry into Trinidad and Southeast Asia

•	Enhanced the Company’s reputation in the North Sea market

•	Reduced effective income tax rate from 26% in 2010 to a credit of 4% in 2011 through effective tax planning, for a savings of more than $38 million in tax expense between years

•	Sold manufacturing subsidiary to a strategic buyer for approximately $1.1 billion, consistent with the Company’s stated strategy of separating non-core businesses

•	Successfully managed critical organizational changes associated with sale of manufacturing business

•	Continued to improve safety and environmental programs and training

•	Implemented $125 million of a $150 million share buyback program

Annual long-term incentive awards are generally made in the first quarter of each year. Any equity awards to newly hired or newly promoted executive officers below the NEO level are recommended by the CEO and reviewed by the Committee at the next regularly scheduled Committee meeting on or following the award date. The Company has not used option grants as part of its incentive compensation since 2006, other than a sign-on grant of 100,000 options made in 2008 to Mr. Ralls when he became our CEO.

2012 – 2014 Performance Unit Grant

With respect to the PUs awarded to our NEOs in 2012, the threshold level of TSR performance was not reached for the first year performance measurement period (attributable to 2012), and no amount with respect to 25% of the PUs granted in 2012 will be payable at the end of the three-year cliff vesting period. The potential value of the remaining three periods of the awards range from $0 of the granted awards for below threshold performance, $75 of the granted awards for target performance, and $150 of the granted awards for maximum performance as set forth in the table below.

2012 – 2014 Performance Unit Grant

2012 Performance Period Actual Payout	2013 Performance Period Potential Payout	2014 Performance Period Potential Payout	2012 to 2014 Performance Period Potential Payout	Potential Remaining Payout
$0	$0 - $50	$0 - $50	$0 - $50	$0 - $150

Benefits

The NEOs participate in the Company’s health, welfare and retirement benefit plans on the same terms as other employees. These plans include a defined contribution plan (the Savings Plan), for which the Company matches up to 100% of the first 6% of eligible salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Limited Perquisites

The Company provides NEOs with limited perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Each of the NEOs receives incremental retirement benefits to restore benefits lost due to IRS limits under the Company’s supplemental retirement plan. Executives are provided with the following benefits as a supplement to their other compensation:

•	Executive physical exam: At our expense, each of the NEOs is encouraged to have a complete and professional personal physical exam periodically.

•

Use of club membership for one NEO: The Company pays the monthly membership fees for a country club for our Executive Vice President, Business Development to use for appropriate entertainment of customers for business purposes. No other NEO receives such a benefit.

Clawback Provision

Awards issued pursuant to our 2009 LTIP and the proposed 2013 LTIP (if the 2013 LTIP is approved by our shareholders and becomes effective) are subject to a clawback provision that provides that, if within five years of the grant or payment of an award or bonus under the plan, (1) the Company’s reported financial or operating results are materially and negatively restated or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment. In addition, new grants will be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) policies adopted by the Company to implement any clawback provisions, all to the extent determined by the Company in its discretion to be applicable to the participant.

Share Ownership Guidelines

We believe it is important for our officers and directors to build and maintain a significant personal investment in our equity. In January 2006, the Board of Directors approved share ownership guidelines for our NEOs, and in October 2007, the Board approved share ownership guidelines for non-executive directors:

Position	Value to be Retained

President & CEO	Five times base salary

Other NEOs	Three times base salary

Non-executive Directors	Five times annual retainer

To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants until his ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments. For our non-executive directors, the individual has five years to meet the guideline and ownership of RSUs counts toward such retention.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than certain agreements related to a change in control and the retirement arrangement with Mr. Wells, each as described below. For pension and benefit restoration plan benefits payable to our NEOs as of December 31, 2012 upon a voluntary termination, involuntary termination or a change of control, please see the “Potential Post-Employment Payment Table.”

Each of our executive officers and certain other officers have change in control agreements (“CIC Agreements”). Our redomestication transaction that was completed in May 2012 did not trigger any change in control payments or accelerate vesting of awards under the CIC Agreements. The CIC Agreements remain in effect with Rowan Delaware following our redomestication, but now reflect that the Company is the parent company of the Rowan group of companies for purposes of determining the rights set forth therein. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances during the remaining term of the applicable CIC Agreements (which generally provide for two-year terms) and following a “change in control” of the Company (so-called “double trigger” agreements), the executive officer would be paid:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus;

•	A calculated payment under the then current short-term incentive bonus opportunity;

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by the Company;

•	Any accrued but unused vacation pay; and

•	Medical coverage for a transition period and outplacement services.

The multiple of base salary and calculated bonus used for the change in control payment calculation is as follows:

NEO	% times (base salary and higher of target bonus or 3 year average bonus)
Ralls	2.99
Burke	2.5
Bartol	2.0
Keller	2.0
Buvens	2.0

The CIC Agreements for Messrs. Buvens, Keller and Ralls also provide for a parachute tax gross-up. Consistent with the Company’s commitment not to enter into new CIC Agreements that include excise tax gross-ups, the CIC Agreements for Dr. Burke and Mr. Bartol do not contain such a provision. However, the CIC Agreements for Dr. Burke and Mr. Bartol include “best pay” provisions under Section 280G of the Code under which the amount of any payments that would otherwise constitute parachute payments will be reduced to the extent necessary to avoid the imposition of any excise tax, unless providing the executive with the full amount of such payments (after taking into account any excise and other taxes) will result in a greater payment amount to the executive (in which case the executive will receive the full amount of such payments). A supplement to the CIC Agreements provides that equity awards held by the officer will become fully vested and exercisable upon a change in control. Share options and SARs will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and PUs will be paid out at the higher of the anticipated payout or the target value of the award. As a result of the sale of our manufacturing division in 2011, Dr. Burke’s first “trigger” was pulled due to the change in control of the subsidiary. Should Dr. Burke be terminated by the Company without cause (as defined in the CIC Agreement) or by Dr. Burke with good reason (as defined in the CIC Agreement), he would be eligible to receive his change in control compensation detailed in the following table.

Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2012.

Payments	Ralls	Bartol		Burke	Keller	Buvens
Cash Severance	$5,681,000	$1,280,000		$2,296,875	$1,452,000	$1,200,000

Pro Rata Bonus	950,000	240,000		393,750	286,000	225,000

SARs	116,623	14,390		—	37,417	29,051

Restricted Shares(a)	4,472,454	859,831		929,845	1,264,402	963,460

PUs	1,246,900	233,800		468,800	337,200	247,500

Benefit Continuation	28,396	18,931		18,931	18,931	21,778

Outplacement Services	25,000	25,000	]	25,000	25,000	25,000

Total CIC Payments before Gross Up or Reduction	12,520,374	2,671,952		4,133,200	3,420,950	2,711,789
Reduction to Avoid Excise Tax(b)	N/A	(330,949)		N/A	N/A	N/A
Excise Tax Gross-Up	3,395,791	N/A		N/A	N/A	N/A

Aggregate Payments	$15,916,164	$2,341,003		$4,133,200	$3,420,950	$2,711,789

(a)	Represents the gross value of unvested awards upon the change in control. The closing fair market value of the Company’s shares on the hypothetical CIC date was $31.27.
(b)	This reduction is applied to Mr. Bartol because he would be in a better tax position by having his CIC payments reduced versus receiving payments in full and paying the excise tax. This reduction would be applied to his cash severance resulting in a cash payment of $949,051.

Retirement Agreement with William H. Wells

On September 7, 2012, Mr. Wells retired as our CFO and we entered into a retirement agreement with him. While the retirement agreement did not provide for cash payments to Mr. Wells, in exchange for certain covenants from Mr. Wells (including as to confidentiality, non-solicitation, non-competition and non-disparagement), the Committee accelerated or otherwise modified certain of his equity awards as of his retirement date as follows: (a) accelerated the vesting of 30,499 restricted shares, (b) confirmed the regular expiration dates set forth in the applicable award notice for 25,000, 11,700 and 6,258 vested share options of July 21, 2014, May 17, 2015 and April 28, 2016, respectively, (c) accelerated the vesting of 39,936 SARs and extended the expiration date of the exercise period of SARs to five years from the retirement date, or September 6, 2017, and (d) accelerated the vesting of 2,475 PUs and agreed to pay him such payout amounts, if any, with respect to such PUs determinable as of December 31, 2012, December 31, 2013 and December 31, 2014, before March 15 of the following year, respectively. Payments under the PUs are subject to forfeiture if Mr. Wells does not comply with the non-solicitation and non-competition provisions in his retirement agreement, which extend for a period of three years from his date of retirement. Mr. Wells did not receive any payments under our 2012 AIP or other cash severance and did not receive any PU payout for the 2012 period since the threshold for payment was not met.

Program Process and Administration

Our Compensation Committee

In 2012, the Committee was composed of five independent Board members: Messrs. Hix (Chairman), Hearne, Lentz and Quicke, and Ms. Nimocks. In January 2012, Mr. P. Dexter Peacock, who had previously served as the Chairman of the Committee, stepped down from the Committee. Upon Mr. Peacock’s departure from the Committee, Mr. Thomas R. Hix was appointed to serve as Chairman of the Committee. The Chairman, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultants.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. The Chairman usually invites the Company’s President & CEO, COO, the CFO and Chief Administrative Officer to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our listed NEOs are all corporate officers of the Company except Mr. Wells who retired on September 7, 2012, as described below.

Role of the Independent Compensation Consultants

The Committee retains independent compensation consultants to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards. A representative from our compensation consultants attends Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and plan designs. At the direction of the Committee, the compensation consultants review management recommendations and advise the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the consultants also prepare their own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

Since 2010, the Committee has engaged Cook & Co. as its independent U.S. compensation consultant for advice on all executive and director compensation matters. Cook & Co. is headquartered in New York, New York and provides independent compensation advice to companies in the Fortune 500. Cook & Co. does not provide other services to the Company. During 2012, in connection with the Company’s redomestication to the U.K., the Committee also engaged FIT Remuneration Consultants LLP (“FIT”) as its independent U.K. compensation consultant for advice on all U.K. related compensation matters. FIT is headquartered in London, England and provides independent compensation advice to FTSE100 companies. FIT does not provide other services to the Company. After review and consultation with Cook & Co. and FIT, the Committee has determined each of Cook & Co. and FIT are independent and that there is no conflict of interest resulting from retaining either Cook & Co. or FIT currently or during the year ended December 31, 2012.

Role of CEO in Compensation Decisions

In 2012, our CEO performed the following functions in our compensation decision process:

•	Recommended, based on market data, certain changes to base salaries and short-term and long-term incentive targets for the NEOs, other than himself;

•	With the management team, developed short-term and long-term goals to be considered by the Committee for the short-term and long-term incentive plans; and

•	Approved other elements of compensation or personnel matters including:

•	Changes in pay or title to employees below the NEOs;

•	Levels of equity awards for executives below the NEO level and for key non-officer employees under the Company’s long-term incentive plan; and

•	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to certain employees below the NEO level.

After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board of Directors regarding the compensation package for each NEO.

The Role of Shareholder Say-on-Pay Votes and Shareholder Engagement

The Company provides its shareholders with the opportunity to cast an annual advisory vote on NEO compensation (a “say-on-pay proposal”). At our general meeting of shareholders held in July 2012, a substantial majority of the votes cast on the say-on-pay proposal (approximately 78.67%) were voted in favor of the proposal. The Committee believes that this is an overall endorsement by the shareholders of the Company’s approach to NEO compensation, and did not change its approach materially in 2012. In addition, we engaged with several of our largest shareholders to provide additional explanations of our compensation programs and to solicit feedback from them about our pay programs and practices. The Committee will continue to take into account the outcome of the Company’s say-on-pay votes when making future compensation decisions, including the outcome of the shareholders’ advisory vote on the U.K. Directors’ Remuneration Report.

Indemnification Agreements

In connection with the previously described redomestication transaction, the Company entered into a deed of indemnity with each of the NEOs and non-executive directors (as well as certain other officers of the Company). In addition, the prior indemnification agreements with Rowan Delaware remain in place. The form of such agreements has been filed with the SEC. These agreements provide for the Company to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under our governing documents and those of Rowan Delaware.

Accounting for Share-Based Compensation

We account for share-based compensation, including long-term incentive awards, in accordance with FASB ASC Topic 718.

Limitation of Deductions

Section 162(m) of the Code generally limits the deductibility of executive compensation paid to the President & CEO and three other highest paid executive officers (excluding the CFO) of the Company’s U.S. subsidiary to $1 million per year for federal income tax purposes, unless the compensation is performance-based compensation as described in Section 162(m) and related regulations. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. The Company believes that its compensation practices and plans as well as timing of decisions and awards will comply with the requirements of Section 162(m) for 2012.

Director Compensation

In 2012, the Committee reviewed non-executive director compensation as well as compensation of the Company’s peer group and other U.K. companies provided by Cook & Co. Based on market data and the recommendation by Cook & Co., the Committee recommended to the Board that the annual retainer and equity value granted to non-employee directors be increased in order to remain competitive. The Board approved the following recommendations: the annual cash retainer for Board membership increased from $70,000 to $80,000 effective October 1, 2012 and the value of RSUs awarded annually to Board members increased from $140,000 to $200,000. Newly elected Board members will continue to receive $25,000 in RSU value upon election. The Committee also directed Cook & Co. and FIT to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes executive compensation received by our NEOs for 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Share Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

W. Matt Ralls, President & CEO	2012	950,000	[—	]	4,154,222	1,278,361	[—	]	144,656	15,000	[—	]
	2011	950,000	418,000		1,988,977	1,752,815	—		185,793	14,700	5,310,285
	2010	800,000	842,400		1,979,165	1,411,578	—		200,390	14,700	5,248,233

J. Kevin Bartol, SVP & CFO	2012	400,000	[—	]	778,855	239,644	[—	]	81,001	15,000	[—	]
	2011	340,000	150,000		500,062	439,469	—		NA	14,700	1,444,231
	2010	310,000	200,000		260,458	174,174	—		NA	14,700	959,332

Thomas P. Burke, COO	2012	525,000	[—	]	1,444,635	480,573	[—	]	77,623	13,750	[—	]
	2011	500,000	205,733		629,984	556,768	—		12,372	1,770,037	3,674,894
	2010	360,000	250,000		—	—	—		—	8,269	618,269

Mark A. Keller, EVP, Business Development	2012	440,000	[—	]	1,123,429	354,719	[—	]	172,249	25,955	[—	]
	2011	415,000	178,035		659,996	579,941	—		320,587	25,617	2,179,176
	2010	375,000	260,000		520,833	452,886	—		199,792	35,192	1,843,703

John L. Buvens, EVP, Legal	2012	375,000	[—	]	824,620	253,735	[—	]	282,021	13,848	[—	]
	2011	360,000	95,040		529,947	467,825	—		457,944	18,450	1,929,206
	2010	330,000	208,000		416,666	351,624	—		254,430	29,700	1,590,420

William H. Wells, Former SVP & CFO	2012	375,000	—		824,620	253,735	—		143,547	15,000	1,406,056
	2011	360,000	95,040		529,947	467,825	—		285,701	19,809	1,758,322
	2010	330,000	208,000		390,646	351,624	—		160,683	29,700	1,470,653

(1)	Amounts reflect annual salaries effective April 1 of the year indicated, except for Dr. Burke, whose 2011 base salary reflects his salary effective as of July 28, 2011 when he was hired as COO and for Mr. Bartol, whose 2012 base salary was increased from $375,000 to $400,000 effective July 25, 2012 in connection with his promotion to Executive Vice President.
(2)	2012 amounts reflect the portion of annual cash awards paid to our NEO’s pursuant to the discretionary portion of the 2012 AIP. Such payments reflect amounts earned for performance in that year, and are generally paid in March of the following year.
(3)	Amounts reflect aggregate grant-date fair values for restricted share awards and performance units, which are computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012. For 2012, each of the following restricted share awards was valued at $35.47 per share: Ralls – 87,882 shares; Burke – 29,736 shares; Bartol – 16,476 shares; Keller – 23,766 shares; Buvens – 17,445 shares; and Wells – 17,445 shares. For 2012, each of following awards of PUs were valued on the date of grant at $83.17 per unit: Ralls – 12,469 PUs; Burke – 4,688 PUs; Bartol – 2,338 PUs; Keller – 3,372 PUs; Buvens – 2,475 PUs; and Wells – 2,475 PUs. The single measure that determines the cash payout to be earned for the PUs granted during 2012 is our total shareholder return relative to the TSR of companies in our peer group, all computed over the performance period applicable to each award, which is a market condition as defined under Financial Accounting Standards Board principles regarding the measurement of stock-based compensation (ASC 718). Since these awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above.

(4)	Amounts reflect grant-date fair values for such awards, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2012. For 2012, each of the following SAR awards was valued at $15.30 per share: Ralls – 83,553 shares; Burke – 31,410 shares; Bartol – 15,663 shares; Keller – 22,596 shares; Buvens – 16,584 shares; and Wells – 16,584 shares.
(5)	2012 amounts reflect each NEO’s payout under the 2012 AIP based upon the level of achievement of the Company’s pre-established financial and operational metrics. For a description of the 2012 AIP, please see “Annual Incentive Compensation” above. In 2011 and 2010, such amounts were included under the bonus column.
(6)	Amounts reflect the aggregate increase in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See the “Pension Benefits Table” and “Potential Post-Employment Payment Table” and related disclosure for further information regarding NEO retirement benefits.
(7)	All other compensation for 2012 included the following amounts:

Name	Company Contributions to Savings Plan ($) (a)	Club Membership ($) (b)	Executive Physical	Termination Payment	Total ($)
Ralls	15,000	—	—	—	15,000

Bartol	15,000	—	—	—	15,000

Burke	13,750	—	—	—	13,750

Keller	15,000	10,955	—	—	25,955

Buvens	13,848	—	—	—	13,848

Wells	15,000	—	—	—	15,000

(a)	Amounts reflect matching contributions made by the Company on behalf of each NEO in 2012 to the Savings Plan.
(b)	Amounts reflect payments made on behalf of or reimbursements made during 2012 for membership to a country club used primarily for business. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

2012 Grants of Plan-Based Awards

The following table shows, with respect to our NEOs, (i) the estimated range of cash payouts that were possible for the 2012 AIP, (ii) the potential estimated range of cash payouts with respect to the PUs awarded in 2012 and their grant date fair values, and (iii) the actual number of restricted share awards and SARs granted during 2012 and their respective grant date fair values.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Share Awards (number of shares) (c)	All Other Option/ Awards (number of securities underlying options) (d)	Grant- Date Fair Value of Share, Unit and Option Awards ($ per share or unit) (e)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Ralls	Performance Units	3/7/2012	—	—	—	411,477	1,246,900	2,493,800	—	—	$83.17
	AIP Payment	3/7/2012	0	950,000	1,900,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	87,882	—	$35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	83,553	$15.30

Burke	Performance Units	3/7/2012	—	—	—	154,704	468,800	937,600	—	—	$83.17
	AIP Payment	3/7/2012	0	393,750	787,500	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	29,736	—	$35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	31,410	$15.30

Bartol	Performance Units	3/7/2012	—	—	—	77,154	233,800	467,600	—	—	$83.17
	AIP Payment	3/7/2012	0	240,000	480,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	16,476	—	$35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	15,663	$15.30

Keller	Performance Units	3/7/2012	—	—	—	111,276	337,200	674,400	—	—	$83.17
	AIP Payment	3/7/2012	0	286,000	572,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	23,766	—	$35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	22,596	$15.30

Buvens	Performance Units	3/7/2012	—	—	—	81,675	247,500	495,000	—	—	$83.17
	AIP Payment	3/7/2012	0	225,000	450,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	17,445	—	$35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	16,584	$15.30

Wells	Performance Units	3/7/2012	—	—	—	—	—	—	—	—	$83.17
	AIP Payment	3/7/2012	0	225,000	450,000	81,675	247,500	495,000	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	17,445	—	$35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	16,584	$15.30

(a)	AIP payment reflects the range of cash bonus that potentially could have been earned by the NEOs for 2012 based upon the achievement of performance goals under our 2012 AIP. The amounts actually earned by our NEOs under the 2012 AIP were paid in March 2013 and are reflected in the “Summary Compensation Table.”

(b)	Reflects the range of cash payouts that potentially could be earned with respect to the PUs depending on the Company’s TSR performance relative to its peer group over the various performance periods ending December 31, 2014. Each PU has a target value of $100, and amounts payable in respect of each vested PU range from $0 to $200 depending on the level of the Company’s TSR performance. Please see Note 3 to the “Summary Compensation Table” for amounts of the PUs awarded to each NEO in 2012. With respect to the PUs awarded in 2012, the TSR metric was not reached for the year-to-year performance measurement period ending December 31, 2012; therefore, no amount with respect to 25% of the PUs awarded in 2012 will be payable at the end of the three-year cliff vesting period.

(c)	Reflects the number of restricted shares granted during 2012 to our NEOs under our 2009 LTIP. The awards to our NEOs vest pro rata over three years.
(d)	Reflects the number of SARs awarded during 2012 to our NEOs under our 2009 LTIP. The SARs for our NEOs are exercisable at $35.47 per share and vest pro rata over three years.
(e)	The dollar values reflect the grant date per-share fair values computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at December 31, 2012

The following table shows the number of shares underlying unexercised share options and SARs, the number of shares and value of unvested restricted shares and the number of PUs and value of unvested PUs outstanding on December 31, 2012 for our NEOs.

	Option/SAR Awards (a)				Share/Units Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units That Have Not Vested ($)(d)
Ralls	100,000	—	$15.31	12/2/2018	143,027	4,472,454	—	—
	156,249	—	$17.39	5/5/2019			4,114	411,477
	67,218	33,609	$27.80	3/5/2020
	28,063	56,126	$42.21	2/25/2021
		83,553	$35.47	3/7/2022	—	—	—	—

Bartol	19,278	—	$17.39	5/5/2019	27,487	859,831	—	—
	8,294	4,147	$27.80	3/5/2020	—	—	771	77,154
	7,036	14,072	$42.21	2/25/2021	—	—
		15,663	$35.47	3/7/2022	—	—

Burke	26,742	—	$42.21	2/25/2021	29,736	929,845	—	—
		31,410	$35.47	3/7/2022	—	—	1,547	154,704

Keller	6,700	—	$21.19	4/25/2013	40,435	1,264,402	—	—
	3,350	—	$6.19	4/25/2013	—	—	1,112	111,276
	55,000	—	$25.27	7/21/2014	—	—
	14,600	—	$24.98	5/17/2015	—	—
	6,372	—	$43.85	4/28/2016	—	—
	50,130	—	$17.39	5/5/2019	—	—
	21,566	10,783	$27.80	3/5/2020	—	—
	9,285	18,570	$42.21	2/25/2021	—	—
		22,596	$35.47	3/7/2022	—	—

Buvens	55,000	—	$25.27	7/21/2014	30,811	$963,480	—	—
	14,600	—	$24.98	5/17/2015	—	—	816	81,675
	6,372	—	$43.85	4/28/2016	—	—
	38,922	—	$17.39	5/5/2019	—	—
	16,744	8,372	$27.80	3/5/2020	—	—
	7,490	14,980	$42.21	2/25/2021	—	—
		16,584	$35.47	3/7/2022	—	—

Wells	25,000	—	$25.27	7/21/2014	—	—	816	81,675
	11,700	—	$24.98	5/17/2015	—	—
	6,258	—	$43.85	4/28/2016	—	—
	38,922	—	$17.39	5/5/2019	—	—
	25,116	—	$27.80	3/5/2020	—	—
	22,470	—	$42.21	2/25/2021	—	—
	16,584	—	$35.47	3/7/2022	—	—

(a)	Amounts reflect outstanding options and SARs granted between April 25, 2003 and March 7, 2012 under our equity plans. Options and SARs granted to our NEOs generally become exercisable pro rata over a three- or four-year service period, except Mr. Ralls’ 2008 option grant, which had three-year cliff vesting. Options and SARs are generally subject to accelerated vesting upon certain terminations of employment pursuant to the terms of the applicable award agreement. All options and SARs not exercised expire ten years after the date of grant unless terminated sooner pursuant to the terms of the applicable award agreement.
(b)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our shares of $31.27 on December 31, 2012, the last business day of 2012.
(c)	Reflects the threshold number of PUs granted to our NEOs during 2012. Each PU represents $100, which is the target amount payable with respect to each PU. Actual amounts payable in respect of a vested PU range from $0 to $200 depending on the level of the Company’s TSR performance during the applicable performance measurement period.
(d)	With respect to the PUs awarded in 2012, the threshold TSR metric was not reached for the one-year performance measurement period ending December 31, 2012, and no amount with respect to 25% of the PUs awarded in 2012 will be payable at the end of the three-year cliff vesting period. Accordingly, the amounts shown reflect the threshold amounts payable in respect of the PUs.

2012 Option Exercises and Shares Vested

The following table shows the number and value of share options exercised and shares vested during 2012 for our NEOs.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Ralls	—	—	69,396	2,452,201
Bartol	—	—	10,768	387,427
Burke	—	—	—	—
Keller	—	—	21,069	744,813
Buvens	—	—	16,644	588,883
Wells(b)	—	—	46,831	1,680,029

(a)	The amounts set forth in this column equal the number of restricted shares that vested during 2012 multiplied by the closing price of our shares on the date of vesting.
(b)	Mr. Wells is our former CFO. His information is as of September 7, 2012.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our shareholders.

Pension Benefits

Pension Plan

Rowan maintains the Rowan Pension Plan, a qualified defined benefit plan under the Code for its U.S employees, including the Company’s NEOs. The Rowan Pension Plan is a non-contributory plan that is funded through a trust. The Rowan Pension Plan consists of three parts, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one part, generally based on time of hire, although an employee may also have a grandfathered frozen benefit under one or more parts. Employees become vested in the traditional and cash balance formula benefits after three years of service. Messrs. Bartol, Keller, Buvens and Wells (having all been hired prior to January 1, 2008) are eligible for, and vested in, benefits under the traditional formula and the cash balance formula, and Messrs. Ralls and Burke (having both been hired after January 1, 2008) are eligible for, and vested in, the cash balance formula.

Traditional formula. The traditional formula was frozen on June 30, 2009 and provides a final average earnings type of pension benefit that is payable at normal or early retirement from the Company. Normal retirement occurs upon termination on or after age 60; early retirement can occur as early as age 40 as long as the employee has three years of service. Early retirement benefits are reduced by five percent per year for each year between ages 50 and 60 and reduced actuarially for each year between ages 40 and 50. Mr. Keller was eligible for normal retirement and Messrs. Bartol and Buvens were eligible for early retirement at the end of 2012. Mr. Wells was eligible for early retirement upon his retirement on September 7, 2012. The traditional formula allows the employee to elect the form of benefit payment from several annuity types that are actuarially equivalent.

Retirement benefits are calculated as the product of 1.75 percent times years of credited service through June 30, 2009 multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the five highest consecutive years in the last ten calendar years prior to June 30, 2009. Eligible pension compensation for the traditional formula generally included an employee’s salary.

Cash balance formula. The cash balance formula applies to eligible employees hired on or after January 1, 2008 and employees whose benefits under the traditional formula were frozen on June 30, 2009. Normal retirement occurs upon termination on or after age 60. Benefits are not reduced if an employee terminates employment prior to age 60. The cash balance formula allows the employee to elect the form of benefit payment from a few annuity options or a single sum payment option that are all actuarially equivalent.

Benefits under the cash balance formula are based on annual pay credits and quarterly interest credits (based on the 10-year Treasury rate) to a cash balance account created on the participant’s hire date. Annual pay credits of 5% of an employee’s W-2 wages, excluding equity compensation, are provided to all eligible employees. Eligible employees, including the NEOs, who had their traditional formula frozen on June 30, 2009, receive annual transition pay credits according to the following schedule:

Combined years of age and vesting service on 6/30/2009	Annual transition pay credit

Less than 50	0% (5% total annual pay credit)
50-59	3% (8% total annual pay credit)
60-69	6% (11% total annual pay credit)
70-79	9% (14% total annual pay credit)
80 or more	12% (17% total annual pay credit)

The following table contains the total annual pay credit for which each NEO is eligible:

NEO	Total annual pay credit
Ralls	5%
Bartol	8%
Burke	5%
Keller	14%
Buvens	17%
Wells	11%

Eligible pension compensation under the traditional and cash balance formula benefits is limited in accordance with the Internal Revenue Code. In 2012, that limit was $250,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under the traditional and cash balance formula benefits. In 2012, that limit was $200,000 (reduced actuarially for ages below 62).

SERP

The Company also maintains a nonqualified pension plan, the Restoration Plan of Rowan Companies, Inc. (“Rowan SERP”) that is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans.

NEOs hired prior to January 1, 2008 have a frozen traditional formula benefit under the Rowan SERP that was determined by calculating the traditional formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the traditional formula benefit under the Rowan Pension Plan. These benefits commence six months after termination and are paid in the form that the NEO selected in 2008.

All NEOs have a cash balance formula benefit under the Rowan SERP that is determined by calculating the cash balance formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the cash balance formula benefit under the Rowan Pension Plan. In addition, the cash balance benefit under the Rowan SERP includes a 6% pay credit on compensation over the qualified plan limit to make up for limitations under our Savings Plan. These benefits commence six months after termination and are paid in a single sum payment.

Pension Benefits Table

The table below shows the present value of accumulated benefits for each NEO at December 31, 2012. We have provided the present value of accumulated benefits at December 31, 2012 using a discount rate of 4.18% for the Rowan Pension Plan and 3.83% for the SERP.

	Plan	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($) (a)	Payments During Last Fiscal Year($)
Ralls	Rowan Pension	4	54,539	0
	Rowan SERP	4	543,169	0
Bartol	Rowan Pension	6	199,947	0
	Rowan SERP	6	131,206	0
Burke	Rowan Pension	2	27,545	0
	Rowan SERP	2	62,450	0
Keller	Rowan Pension	20	1,214,968	0
	Rowan SERP	20	600,600	0
Buvens	Rowan Pension	32	1,875,960	0
	Rowan SERP	32	634,279	0
Wells	Rowan Pension	18	895,454	0
	Rowan SERP	18	276,143	0

(a)	Our pension and other postretirement benefit liabilities and costs are based upon actuarial computations that reflect our assumptions about future events, including long-term asset returns, interest rates, annual compensation increases, mortality rates and other factors. A discussion of assumptions is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Management Estimates – Pension and other postretirement benefits” in the Company’s Form 10-K for the year ended December 31, 2012.

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change in control as if the termination date were December 31, 2012 under the Rowan Pension Plan and SERP:

	Plan name	Age at 12/31/2012	Frozen Plan benefit monthly annuity – starting age 60 ($)	Frozen Plan benefit monthly annuity – Starting January 1, 2012 ($)	Cash balance lump sum – starting age 60 ($)	Cash balance lump sum – starting January 1, 2013 ($)
Ralls	Rowan Pension	63.49	N/A	N/A	54,539	54,539
	Rowan SERP	63.49	N/A	N/A	543,169	543,169
Bartol	Rowan Pension	53.71	712	487	97,106	71,182
	Rowan SERP	53.71	23	16	160,512	117,661
Burke	Rowan Pension	45.27	N/A	N/A	50,344	24,190
	Rowan SERP	45.27	N/A	N/A	108,623	52,193
Keller	Rowan Pension	60.61	5,459	5,459	124,570	124,570
	Rowan SERP	60.61	1,542	1,542	262,011	262,011
Buvens	Rowan Pension	56.97	9,088	7,687	175,580	151,263
	Rowan SERP	56.97	1,883	1,593	267,090	230,100

PROPOSALS NO. 4, 5 & 6

RATIFICATION OF THE APPOINTMENT OF THE U.S. INDEPENDENT AUDITORS

APPROVAL OF THE RE-APPOINTMENT OF THE U.K. STATUTORY AUDITORS

AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION

The firm of Deloitte & Touche LLP has been appointed as U.S. independent registered public accounting firm and principal auditors for the Company for the year ending December 31, 2013. We are asking you to ratify that appointment.

The Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s consolidated financial statements for 2013.

Deloitte UK LLP, the U.K. affiliate of Deloitte & Touche LLP, has served as the U.K. statutory auditors under the U.K. Companies Act 2006 for Rowan Companies plc since its registration as a public limited company on May 1, 2012. We are asking you to approve their re-appointment. We do not expect representatives of Deloitte & Touche LLP or Deloitte UK LLP to attend the Meeting.

Recommendation of the Board

The Board of Directors and Audit Committee recommend you vote FOR:

•	Proposal 4 to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for the year ending December 31, 2013;

•

Proposal 5 to approve the re-appointment of Deloitte UK LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company); and

•	Proposal 6 to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-executive members of the Board of Directors: William T. Fox III (Chairman), Thomas R. Hix, John J. Quicke and Robert G. Croyle. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.rowancompanies.com under “Investor Relations – Governance – Audit Committee Charter” and is available in print upon request. Each of the members of the Audit Committee meets the independence requirements of the NYSE rules currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2012.

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2012

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2012. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s U.S. independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee of the Board of Directors William T. Fox III, Chairman Thomas R. Hix John J. Quicke Robert G. Croyle February , 2013

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee approves Deloitte & Touche LLP’s and its affiliates (“Deloitte”) audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that the Company expects to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor. The Audit Committee has also delegated to its Chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

The table below sets forth the fees paid to Deloitte over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Deloitte in 2011 and 2012 were as follows:

	2012	2011
Audit fees(a)	$1,643,506	$1,959,983
Audit-related fees(b)	141,477	502,455
Tax fees(c)	4,020,268	2,913,646
All other fees	—	—
Total	$5,805,251	$5,376,084

(a)	Fees for audit services billed in 2011 and 2012 consisted of:

•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory audits;

•	Services related to SEC matters; and

•	Attestation of management’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees for audit-related services billed in 2011 consisted of the separate financial audit of the Company’s manufacturing business and assistance with the sale of the Company’s manufacturing and land business. Fees for audit-related services billed in 2012 consisted of research related to the Company’s expected conversion to new international financial reporting standards (IFRS).
(c)	Fees for tax services billed in 2011 and 2012 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. The following table shows a breakdown of such fees paid in 2011 and 2012, which are primarily related to significant one-time events:

Transaction or Event	Fees Paid in 2012 ($)	Fees Paid in 2011 ($)
International restructuring, including redomestication	3,208,139	1,590,950

Sale of Le Tourneau Technologies, Inc. (1)	36,113	876,889

Other (2)	776,016	445,807

(1)	The Company sold its manufacturing subsidiary, LeTourneau, to Joy Global, Inc. in June 2011. Prior to that transaction, Deloitte was engaged to assist the Company in tax planning and structuring related to a potential spin-off of LeTourneau from the Company, which did not occur due to the sale.
(2)	Other fees for tax services include advice relating to IRS audits, new country entry research and other miscellaneous domestic and foreign tax matters.

PROPOSAL NO. 7

APPROVAL OF THE 2013 ROWAN COMPANIES PLC INCENTIVE PLAN

The Compensation Committee recommended to the Board, and the Board approved and adopted the 2013 Rowan Companies plc Incentive Plan (the “Plan”) on March [—], 2013, subject to shareholder approval at the Meeting to satisfy certain requirements of the Code and the NYSE rules. The Plan will go into effect on the date of shareholder approval. The Plan is similar to the Company’s 2009 LTIP. If the Plan is approved by shareholders, there will be no further awards or grants under the 2009 LTIP. In the event that the Plan is not approved by the Company’s shareholders, the 2009 LTIP will continue in full force in accordance with its terms.

The Company is also asking its shareholders to approve the Plan to satisfy the shareholder approval requirements of Section 162(m) of the Code and to approve the material terms of the performance goals for awards that may be granted under the Plan as required under Section 162(m) of the Code. In general, Section 162(m) of the Code, which is discussed in more detail below, denies a tax deduction to public companies for compensation paid to certain “covered employees” within a taxable year to the extent such compensation exceeds $1,000,000. However, compensation that qualifies as “performance-based” under Section 162(m) of the Code does not count against this $1,000,000 limit. In order for awards under the Plan to be treated as “performance-based compensation” under Section 162(m) of the Code, the material terms of the plan under which such awards may be granted must be disclosed to and approved by the shareholders. For purposes of Section 162(m) of the Code, the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan is discussed below, and shareholder approval of this proposal 7 will constitute approval of the material terms of the Plan and the performance goals for purposes of Section 162(m) of the Code.

A copy of the Plan is attached hereto as Annex A to this proxy statement and is incorporated herein by reference. The following summary of the Plan is subject to and qualified in its entirety by the Plan.

Description of the Plan

General. The Plan is governed by U.S. law, but has been drafted to comply with both U.S. and U.K. law. Accordingly, awards may be granted under the Plan to employees of the Company and its affiliates. Non-employee directors and consultants are not eligible to receive awards under the main rules of the Plan, and are only eligible to receive awards granted under an annex to the Plan. In addition, all awards granted under the Plan may be settled only in shares, while awards that may be settled in cash, or in a combination of cash and shares, may be granted under an annex to the Plan. For ease of reference, for purposes of the following description of the Plan, the participants to whom have been granted awards under any annex to the Plan and the awards granted under any annex to the Plan are referred to as participants in, and awards granted under, the Plan.

Effective Date. The effectiveness of the Plan, which will supersede and replace the 2009 LTIP, is subject to approval by the Company’s shareholders. In the event that the Plan is not approved by the Company’s shareholders, the 2009 LTIP will continue in full force and effect in accordance with its terms.

Administration. The Plan will be administered by the Compensation Committee or, in the case of non-employee directors, our board of directors (in this section of the proxy statement, such committee or board, the “Committee”). The Committee selects the participants and determines the type of awards to grant to participants under the Plan, as well as the number of shares subject to these awards and any vesting restrictions or conditions on such awards. Participants may include employees, consultants and directors of the Company or any of its subsidiaries. The Committee has the power to amend or modify the terms of an award in any manner that is either not adverse to the award recipient or consented to by the award recipient. The Committee will have full and final authority to interpret the Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the Plan. The Committee generally does not have authority to reprice options or share appreciation rights granted under the Plan without shareholder approval.

The Committee may delegate certain of its duties under the Plan, and it may also engage or authorize the engagement of third-party administrators to carry out administrative functions under the Plan.

Shares Subject to the Plan. The Plan authorizes a total of [—] Class A Ordinary Shares for grant, provided that no more than 1,000,000 shares may be issued pursuant to grants of incentive options. The Plan provides that any shares that are subject to awards of options or SARs will be counted against the share reserve limit as one share for every one share granted. Additionally, the Plan provides that any shares that are subject to an award denominated in or determined by reference to shares other than an option or share appreciation right (each such award, a “Full Value Award”) will be counted against the share reserve limit as [—] shares for every one share granted.

If awards under the Plan are forfeited, terminated or expire unexercised or are settled in cash (in whole or in part), the shares subject to such awards shall again become available for awards under the Plan. Such shares shall be added back as (i) one share if the share was subject to an option or share appreciation right and (ii) [—] shares if such share was subject to a Full Value Award. The following types of shares may not be regranted under the Plan: (a) shares withheld by the Company in payment of the exercise price of an option, (b) shares tendered by the participant to satisfy any tax withholding obligation with respect to an award or shares withheld by the Company to satisfy any tax withholding obligation with respect to an award other than a Full Value Award, (c) shares subject to a share appreciation right that are not issued in connection upon the net settlement or net exercise of such share appreciation right, and (d) shares purchased on the open market with the cash proceeds from the exercise or options.

Dilution; Run Rate. Each year, the Company reviews its historical shareholder dilution (overhang) and run rate compared to its peer and reference group (as referenced in Compensation Discussion and Analysis) shown in the table below:

Shareholder Dilution (Overhang) (a)

Rowan Companies	3.07%
Peer and Reference Companies Median	6.01%

The following table shows the Company’s three-year run rate compared to the peer and reference companies:

3-Year Average Run Rate (b)

Rowan Companies	0.76%
Peer and Reference Companies Median	0.81%

(a)	Overhang is calculated by dividing the number of outstanding equity awards and shares available for grant by the number of shares outstanding at the end of the year.
(b)	Run Rate is calculated by dividing the number of equity awards granted by the number of shares outstanding.

The Company is requesting approval of a new incentive plan because the remaining unissued shares in our current incentive plan are expected to be insufficient to cover anticipated 2014 grants,

Approval of the plan is necessary for the Company to continue to:

•	recruit and retain talented executives;

•	make a significant portion of each executive’s pay variable and at-risk; and

•	align the interests of the management team with shareholders.

Eligibility. There are currently approximately 186 employees and no consultants eligible for the grant of awards under the Plan. Awards may also be granted to the Company’s non-employee directors, which currently include nine individuals.

Types of Awards. Awards under the Plan may be in the form of options, SARs, restricted shares, RSUs, bonus shares, performance awards, which include PUs, dividend equivalents and cash-based awards, each as described below.

Options. Options are rights to purchase a specified number of shares at a specified price. The number of shares and all other terms and conditions of an option are determined by the Committee. An option granted under the Plan may consist of either an incentive option that complies with the requirements of Section 422 of the Code or a non-qualified option that does not comply with such requirements. Incentive options may only be granted to employees. The term of an option may not be longer than ten years (or five years in the case of incentive options granted to participants who hold more than 10% of the shares of the Company) and options must have an exercise price per share that is not less than the fair market value of a share on the date of grant (or 110% of the fair market value of a share on the date of grant with respect to incentive options granted to participants who hold more than 10% of the shares of the Company). The aggregate fair market value of the shares with respect to which incentive options are exercisable for the first time by an employee in any calendar year may not exceed $100,000 or such other limitation imposed by Section 422(d) of the Code.

The exercise price of an option must be paid in full at the time the option is exercised. No participant will be permitted to pay the exercise price of an option, or continue any extension of credit with respect to the exercise price of an option with a loan from us or arranged by us in any method which would violate Section 13(k) of the Exchange Act.

SARs. A SAR is a right to receive a payment, in cash or shares, equal to the excess of the fair market value of a specified number of our shares on the date the rights are exercised over a specified grant price. The Committee will determine the terms, conditions and limitations applicable to any SARs, including the term of any SARs, which may not be longer than ten years, and the date or dates upon which they become exercisable.

Restricted Shares. Restricted shares consist of restricted grants of our shares that may be subject to a per share purchase price determined by the Committee, that are non-transferable and may be subject to a substantial risk of forfeiture until specific conditions are met. Any terms, conditions and limitations applicable to a restricted share award will be determined by the Committee. While a restricted share award is subject to restrictions, the grantee may be entitled to dividends paid with respect to the restricted shares, unless the Committee determines otherwise or any performance-based vesting conditions applicable to such restricted shares are not satisfied (as described below).

Restricted Share Units. An RSU is a unit evidencing the right to receive in specified circumstances one share or its equivalent value in cash that is restricted or subject to forfeiture provisions. The Committee will determine any terms, conditions and limitations applicable to an RSU award. Shares underlying the RSU award or the equivalent cash value will be delivered to the participant upon settlement of a vested RSU.

Bonus Shares. Bonus shares are grants of shares that are not subject to restrictions and are granted in consideration of the performance of services by the participant.

Dividend Equivalents. Dividend equivalents entitle participants to receive the equivalent value (in cash or additional shares) of dividends in respect of other awards held by participants. Dividend equivalents with respect to an award that vests based on the attainment of performance-based objectives that are based on dividends paid prior to the vesting of such award shall only be paid to a participant to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. Additionally, the Plan provides that dividend equivalents are not payable with respect to options or SARs.

Cash Awards. Cash awards consist of grants denominated (in whole or in part) in cash. The terms, conditions and limitations applicable to any cash awards will be determined by the Committee.

Performance Awards. Performance awards entitle participants to receive cash payments or shares upon the attainment of specified performance goals. The Committee will determine the terms, conditions and limitations applicable to a performance award. The Committee will set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of performance awards that will be paid out to the participant and/or the portion that may be exercised.

Performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code may be granted to “covered employees” (within the meaning of Section 162(m) of the Code). Such awards will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals established by the Committee prior to the earlier of (1) 90 days after the commencement of the applicable performance period or designated fiscal period or period of employment applicable to such performance award or (2) the lapse of 25% of the period of service. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. A performance goal may be based upon one or more business criteria that apply to the participant, one or more of our business units, or the Company as a whole, and may include any of the following: earnings per share; price per share; revenues; cash flow; return on net assets; return on assets; return on capital employed; return on investment; return on equity; economic value added; gross margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating income; total shareholder return; debt reduction; budget compliance safety and environmental performance; utilization of, and day rates achieved for, drilling rigs; downtime for drilling rigs under contract; procurement efficiency; capital expenditures including adherence to budget and schedule; market share; return on invested capital; and customer satisfaction.

With regard to a particular performance period, the Committee shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any period. Prior to the payment of any qualified performance awards, the Committee must certify in writing that the applicable performance goals were satisfied. Section 162(m) generally disallows deductions for compensation in excess of $1 million for certain executive officers unless it meets the requirements for being performance-based.

Award Limits. The Plan provides that grants or awards made to an individual employee in any calendar year cannot cover an aggregate of more than 1,500,000 shares. In addition, the maximum cash awards granted to any one person in respect of any calendar year may not exceed $[—]. The maximum aggregate grant date fair value of one or more awards granted to a non-employee director during any calendar year may not exceed $[—].

Assignability and Transfer. Unless otherwise determined by the Committee, no award or any other benefit under this Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Incentive options may not be assigned or transferred pursuant to a qualified domestic relations order. The Committee may prescribe other restrictions on transfer.

Amendment and Termination. Our board of directors may amend, modify, suspend or terminate the Plan at any time, except that (1) no amendment that would impair the rights of a participant with respect to any outstanding award may be made without the written consent of the participant and (2) no amendment shall be made without shareholder approval to the extent such shareholder approval is required pursuant to applicable legal requirements or the requirements of any securities market or exchange on which the shares are then-listed. In addition, absent shareholder approval, except to the extent permitted by the Plan in connection with certain changes in capital structure, (i) no option or SAR may be amended to reduce the per share price of the shares subject to such award, (ii), the number of shares authorized for issuance under the Plan may not be increased, and (iii) no option or SAR may be cancelled in exchange for cash or replaced with another award when the per share price of such option or SAR exceeds the fair market value of a share.

In no event may any award be granted pursuant to the Plan on or after the tenth anniversary of the date on which the plan is approved by the Company’s shareholders.

Change in Control or Equity Restructuring. In the event of a “change of control” of the Company (as defined in the Plan) or certain changes in capitalization, which may include a share split, share dividend, recapitalization, merger, consolidation, combination of shares or other similar event, the Committee has discretion to make adjustments with respect to (a) the aggregate number and kind of shares that may be issued under the plan and/or (b) the terms and conditions of any outstanding awards. In addition, the Committee may accelerate the vesting of all or part of any outstanding awards or cancel such awards in exchange for cash payments.

However, the Plan provides that, in connection with the occurrence of an Equity Restructuring (as defined in the Plan) and notwithstanding any other provision to the contrary, (i) the number and type of securities subject to each outstanding award and the exercise price or grant price of such award, if applicable, will be equitably adjusted; and/or (ii) the Committee will make such equitable adjustments as it deems appropriate, in its sole discretion, to reflect the Equity Restructuring. Any adjustments made in connection with an Equity Restructuring are nondiscretionary and will be final and binding on the affected participant and the Company.

U.S. Federal Income Tax Consequences

The following summary is based upon current interpretations of existing U.S. federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

Nonqualified Options; Share Appreciation Rights. Participants will not realize taxable income upon the grant of a non-qualified option (“NQO”) or SAR. Upon the exercise of an NQO or SAR, the participant will recognize ordinary income (subject, in the case of employees, to withholding by the Company) in an amount equal to the excess of (1) the fair market value of the shares on the date of exercise over (2) the exercise or grant price. The participant will generally have a tax basis in any shares received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a NQO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “– Certain Tax Code Limitations on Deductibility” below, the subsidiary of the Company for which the participant performs services will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Incentive Options. Employees will not have taxable income upon the grant of an incentive option. Upon the exercise of an incentive option, the employee will not have taxable income, although the excess of the fair market value of the shares received upon exercise of the incentive option (“ISO Shares”) over the exercise price is an item of tax preference that may require payment of an alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive option would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the requisite holding period (e.g., at least two years from the date of grant and one year from the date of exercise of the incentive option), the employee will generally recognize capital gain or loss equal to the difference between the amount received for the ISO Shares and the exercise price paid by the employee for the ISO Shares. However, if an employee disposes of ISO Shares that have not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disposition equal to the fair market value of the ISO Shares at the time of exercise (or the amount realized upon disposition, in certain cases) over the exercise price paid by the employee for such ISO Shares.

If the holding period requirements described above are not met, then the tax consequences described for NQOs will apply.

Other Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award denominated in cash or, if earlier, at the time such cash is otherwise made available for the participant. A participant will not have taxable income upon the grant of an RSU award but rather will generally recognize ordinary compensation income at the time the participant receives shares or cash in satisfaction of such RSU in an amount equal to the fair market value of the shares or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of shares pursuant to a bonus share or restricted share award or performance award in an amount equal to the fair market value of the shares when such shares are received; provided, however, that if the shares are not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares when they first becomes transferable or are no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the shares when such shares are received.

Subject to the discussion under “– Certain Tax Code Limitations on Deductibility” below, the subsidiary of the Company for which the participant performs services will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Certain Tax Code Limitations on Deductibility. In order for us (or our subsidiary for which the participant performs services) to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our (or our subsidiary’s) ability to obtain a deduction for future payments under the Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible, and by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Plan by our shareholders will satisfy the shareholder approval requirement for the performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including options and SARs) under the Plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and we may, in our sole discretion, determine that in one or more cases it is in our best interests to not satisfy the requirements for the performance-based exception.

Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred that are earned or vested, to the extent not subject to a substantial risk of forfeiture, with interest, and an additional 20% tax. Section 409A of the Code may be applicable to certain awards under the Plan. To the extent applicable, we intend that the Plan and all awards made thereunder will either comply with or be exempt from the requirements of Section 409A of the Code.

New Plan Benefits

The Plan permits grants of awards to our non-employee directors, as well as to employees (including executive officers) and consultants of the Company and its affiliates. As of the date of this proxy statement, no awards have been granted under the Plan and all awards under the Plan are within the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants under the Plan.

Awards Granted Under Prior Plans

The following table provides information with respect to awards granted under the 2009 LTIP, the 2005 Rowan Companies, Inc. Long Term Incentive Plan and the 1998 Non-employee Directors Stock Option Plan to our named executive officers, directors and employees as of March [—], 2013. As stated above, it is not possible to determine the amounts of awards that will be granted in the future to participants under the Plan.

Name and Position	Number of Shares Underlying Option Grants		Number of Shares Underlying Share Appreciation Right Grants		Number of Shares Underlying Restricted Share Unit Grants		Number of Restricted Share Grants
Matt Ralls—President & CEO and Director	100,000		[—	]	[—	]	[—	]
Thomas Burke—COO	—		[—	]	[—	]	[—	]
Kevin Bartol—EVP, CFO and Treasurer	—		[—	]	[—	]	[—	]
John Buvens—EVP, Legal	75,972		[—	]	[—	]	[—	]
Mark Keller—EVP, Business Development	86,022		[—	]	[—	]	[—	]

All Current Executive Officers, including NEOs, as a Group (7 persons)	[—	]	[—	]	[—	]	[—	]

Robert G. Croyle	—		—		23,928		—
William T. Fox, III	6,000		—		30,970		—
Sir Graham Hearne	10,000		—		27,803		—
Thomas R. Hix	—		—		17,801		—
Henry E. Lentz	—		—		30,970		—
Lord Colin Moynihan	6,000		—		30,970		—
Suzanne P. Nimocks	—		—		10,070		—
P. Dexter Peacock	5,000		—		27,803		—
John J. Quicke	—		—		17,801		—
All Directors Who Are Not Executive Officers as a Group (9 persons)	27,000		—		200,315		—

All Employees Who Are Not Executive Officers as a Group	[—	]	[—	]	[—	]	[—	]

Shareholder approval is required to approve the Plan and to satisfy the shareholder approval requirements of Section 162(m) of the Code. Shareholder approval is also required to approve the material terms of the Plan and the performance goals described above for awards that may be granted under the Plan under Section 162(m) of the Code. No grants will be made under the Plan unless and until such shareholder approval is obtained.

Recommendation of the Board

The Board recommends that shareholders vote FOR the ordinary resolution in proposal 7 to approve the 2013 Rowan Companies plc Incentive Plan.

PROPOSAL NO. 8

APPROVAL BY ADVISORY VOTE OF THE

U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT

FOR THE YEAR ENDED DECEMBER 31, 2012

In accordance with the U.K. Companies Act 2006, shareholders are voting to approve Rowan Companies plc’s U.K. Directors’ Remuneration Report, which is in two parts. Part I also constitutes the “Compensation Discussion and Analysis” as required by regulations promulgated by the SEC. Part II is set forth as Annex B to this proxy statement. In accordance with English law, the U.K. Directors’ Remuneration Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Meeting.

Under English law the shareholder vote on the U.K. Directors’ Remuneration Report is advisory and non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our director compensation program.

Recommendation of the Board

The Board recommends you vote FOR the ordinary resolution in proposal 8 to approve the Rowan Companies plc’s U.K. Directors’ Remuneration Report for the year ended December 31, 2012.

PROPOSAL NO. 9

ADVISORY VOTE ON EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT

We are asking shareholders to approve an advisory vote on the Company’s NEO compensation as reported in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

Attract and retain knowledgeable, experienced and high performing talent	•	Provide a competitive total pay package taking into account base salary, incentives and benefits in order to attract, retain and motivate our employees.
•

Regularly evaluate our pay programs against the competitive market of our offshore drilling peer group, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

	•	Compete effectively for the highest quality people who will determine our long-term success.

Pay for performance and reward the creation of long-term shareholder value	•	Provide a significant portion of each NEO’s total direct compensation in the form of variable compensation.
	•	Align our executive compensation with short-term and long-term performance of the Company.
	•	Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs.
	•	Tie payment on our PUs to TSR against our offshore drilling peer group.
	•	Reward employees for implementing strategic objectives that further long-term shareholder value.

Drive and reward performance that supports the Company’s core values	•	Annual incentive program includes specific targets related to health, safety and the environment.
	•	Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for incentive awards.
	•	Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness.
	•	Emphasize financial and operational performance measures that contribute to value creation over the longer term.
	•	Provide discretion in application of incentive awards to ensure solid individual performance is rewarded and to reduce awards if objectives are not met.

Address the complexities in managing a highly complex and cyclical global business that is subject to world demand for oil and gas	•	Annual incentive program includes five distinct metrics that drive company performance and reward managers for achievements.
	•	Long term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles.
	•	The performance unit component of the long-term incentive plan measures relative total shareholder return to ensure close alignment with our shareholders.

Provide a significant percentage of total compensation that is variable and at risk	•	Annual and long-term incentive compensation comprises, on average, more than 80% of total direct compensation for NEOs.

Motivate management to take prudent but not excessive risks	•	Pay programs emphasize long-term incentive compensation with year-over-year vesting schedules and three year cliff vesting on PUs.
	•	Share ownership guidelines motivate alignment between long-term shareholder value and management decisions.
	•	Utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.

Align executive and shareholder interests	•	Share ownership guidelines for executive officers and directors.
	•	Tie significant value of our annual equity grants to share price performance.

We urge shareholders to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of NEOs reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory vote at the Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the 2012 compensation of the NEOs disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2013 annual general meeting of shareholders.

This advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our NEO compensation program as discussed further under “Executive Compensation” above.

Recommendation of the Board

The Board of Directors recommends you vote FOR the approval of the advisory vote in proposal 9 on NEO compensation as reported in this proxy statement.

ADDITIONAL INFORMATION

U.K. Statutory Accounts and Reports of the Directors and Auditors of Rowan Companies plc for the year ended December 31, 2012

Our directors are required by the U.K. Companies Act 2006 to lay before the Company our U.K. statutory accounts, the U.K. statutory Directors’ Report, the Directors’ Remuneration Report and the statutory Auditors’ Report relating to those accounts at each annual general meeting. Accordingly, our Board lays before the Meeting the Rowan Companies plc U.K. statutory Accounts and the U.K. statutory Directors’ Report, each of which has been approved by and signed on behalf of our Board, and the statutory Auditors’ Report for the year ended December 31, 2012, all of which will be delivered to the Registrar of Companies in the U.K. following the Meeting. Copies of our (i) U.K. statutory Accounts, (ii) U.K. statutory Directors’ Report, and (iii) statutory Auditors’ Report for the year ended December 31, 2012 have been included in our annual report to shareholders accompanying this proxy statement. Shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Meeting. The full accounts and reports of Rowan Companies plc will be available for inspection prior to and during the Meeting.

General and Other Matters

Article 45.2 of our Articles of Association limits the business transacted at the Meeting to the purposes stated in the notice. As such, proposals 1 - 9 are the only matters that will be brought before the Meeting. However, as noted above, during the Meeting our Board will lay before the Company our U.K. statutory Accounts, the U.K. statutory Directors’ Report, and the statutory Auditors’ Report for the year ended December 31, 2012 and provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. Specifically, the U.K. Companies Act 2006 generally requires the directors to call a general meeting once the Company has received requests to do so from holders of at least 5% of our shares. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company to pass written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

Authority to allot shares

Our Board may issue shares if it is authorized to do so by shareholders. Under the U.K. Companies Act, shareholders also have a statutory right of pre-emption in relation to share issuances which right can be waived by shareholders. In connection with the implementation of our redomestication, the Company procured the right to so allot shares and pre-emption rights for shareholders were waived for a five-year period (the maximum period allowed under the U.K. Companies Act 2006). These rights are similar to (but in fact more restrictive than) the rights we had as Delaware company. For instance, since this allotment authority and the waiver of statutory pre-emption rights expire after five years, we will need to seek renewal by way of shareholder approval prior to each expiration period.

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than ten percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements, other than a late Form 3 for Dr. Burke which was inadvertently not filed when he rejoined the Company as Chief Operating Officer, were complied with during the year ended December 31, 2012.

Annual Report

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s annual report for the year ended December 31, 2012, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the annual report upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Company Secretary, at the office address shown below.

Questions?

If you have any questions or need more information about the Meeting please write to us at our offices in Houston, Texas:

Melanie M. Trent Senior Vice President, Chief Administrative Officer & Company Secretary Rowan Companies plc 2800 Post Oak Boulevard, Suite 5450 Houston, Texas 77056

Annex A

[2013 Rowan Companies plc Incentive Plan to come]

A-1

Annex B

ROWAN COMPANIES PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT – PART II

Rowan Companies plc (“Rowan” or the “Company”) is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you may find our Directors’ Remuneration Report (the “Report”) required by English law in two parts: (i) the information included in Part I (also known as “Compensation Discussion and Analysis”) beginning on page [—] of this proxy statement, which includes disclosure required by the SEC as well as English law, and (ii) the information included in this Part II (Annex B), which is only required by English law. Part I should be read in conjunction with this Part II. Pursuant to English law, this Report also forms part of the statutory Annual Report of Rowan Companies plc for the year ended December 31, 2012.

TOTAL SHAREHOLDER RETURN

The graph below presents the relative investment performance of Rowan’s shares, the Dow Jones U.S. Oil Equipment and Services Index, and the S&P 500 Index for the five-year period ending December 31, 2012. In the opinion of the Board, the indices below are the most appropriate indices against which the total shareholder return (“TSR”) of the Company should be measured because they relate to our industry and include peer companies.

NON-EXECUTIVE DIRECTORS

In 2012, the Compensation Committee recommended, and the Board approved, the following 2012 annual compensation for our non-executive directors, plus reimbursement for reasonable expenses:

	2012 Cash Annual Retainer ($)
Board of Directors	80,000	(a)
Chairman (additional retainer)	150,000
HSE and NCG Committee Chairs	10,000
Audit and Compensation Committee Chairs	15,000

(a)	Effective October 1, 2012, the annual cash retainer increased from $70,000 to $80,000.

In addition, on the date of the last general meeting of shareholders in 2012, each director received restricted share units (“RSUs”) under the 2009 Rowan Companies, Inc. Incentive Plan (the “2009 LTIP”) equal in value to $200,000, resulting in an award of 5,913 RSUs to each non-executive director on July 25, 2012 when the closing price of a share was $34.02. Consistent with past practice, such RSUs will vest in full on the earlier of the date of the annual meeting subsequent the grant date (in this case, April 26, 2013) or the first anniversary date of the grant, but will be settled upon termination of service from the Board. Newly elected non-executive directors receive RSUs with a value of $25,000 upon election. Directors do not receive meeting fees. No performance conditions are applied to the vesting of RSUs for non-executive directors. It is considered important to deliver part of non-executive directors’ fees in the form of RSUs in order to promote appropriate alignment with our shareholders. As described in the Compensation Discussion and Analysis report in Part I, our non-executive directors are subject to share ownership guidelines which require them to acquire and maintain interests in the Company’s shares with a value equivalent to five times the individual’s annual retainer.

Non-executive directors have not entered into service contracts with the Company or any of its subsidiaries.

Our non-executive directors do not receive retirement benefits.

EXECUTIVE DIRECTOR

As described on page [—] of the Compensation Discussion and Analysis report, a significant proportion of Mr Ralls’ remuneration is performance related.

Performance Awards

Details of Mr Ralls’ participation in long-term incentive compensation are set out on pages [—] of the Compensation Discussion and Analysis report.

Once the aggregate value is determined, such value is delivered in the form of restricted shares, SARs and PUs which are subject to additional vesting and/or performance criteria. Prior to 2012, the value was delivered in restricted shares and SARs. For grants made in 2012 and beyond, the Compensation Committee approved the use of PUs, which are directly linked to shareholder value, to Mr. Ralls and other executive officers, in addition to granting awards of restricted shares and SARs. The Compensation Committee determined to make the March 2012 award a transitional award, as shown below, because it had previously approved a Strategic Equity Scorecard for 2011 which was settled in March 2012.

Past Awards	2012(a)	2013 / Beyond

50% RS	50% RS	40% RS

50% Share Appreciation Rights (“SARs”)	25% SARs	30% SARs
	25% PUs	30% PUs

(a)	2012 was treated as a transition year, with the RS percentage remaining the same as prior years and the remaining award was equally divided between PUs and SARs.

Restricted Shares

The restricted shares vest pro rata over a three year period and are not subject to further performance conditions.

Share Appreciation Rights

The SARs are granted with an exercise price equal to the value of the Company’s shares on the grant date and vest pro rata over a three year period. If the Company’s shares increase in value, the SARs may be exercised and the payout of the SARs (which may be delivered in cash or shares) will be the difference between the exercise price and the value of the Company’s shares on the exercise date. Therefore, the SARs are inherently a performance based award because the award will have no value if the value of the Company’s shares does not increase.

Performance Units

The PUs are three-year cliff vesting awards, with payout based on the Company’s TSR relative to its offshore driller peer group. Achievement against the peer group is measured each year (for 25% of the value of the award in each year), and then for the entire three-year performance period (for the remaining 25% of the value of the award). There is no vesting or payout until the third anniversary of the award, but the Company will calculate the annual measurements and inform holders of anticipated achievement. Depending on relative performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. The executive director will not receive any payout of PUs if he terminates his employment with the Company prior to the third anniversary of the grant date unless approved otherwise by the Compensation Committee. If the TSR metrics are met, the PUs will be settled in cash.

Pensions

Mr. Ralls currently participates in the Company’s defined benefit pension arrangement and supplemental executive retirement plan. Mr. Ralls also participates in the Company’s defined contribution plan (401(k)) (the “Savings Plan”) on the same terms as other employees. Under the Savings Plan, the Company matches up to 100% of the first 6% of eligible salary contributed by the employee.

Mr. Croyle was formerly an executive officer of the Company until his retirement in December 2006. As a former employee, Mr. Croyle receives retirement benefits under the defined benefit pension arrangement and supplemental executive retirement plan but is no longer accruing additional benefits. No directors, other than Mr. Ralls (as an executive officer) and Mr. Croyle (as a former employee) participate in the Company’s pension plans or other benefit programs.

REMUNERATION OUTCOME DURING 2012

For fiscal year 2012, additional detailed information on the remuneration of directors is set forth in Sections 1 to 4 below, which has been subject to audit.

1.	Directors’ Remuneration

Executive Director

The 2012 remuneration of Mr. Ralls, excluding pension benefits and awards granted under our 2009 LTIP, is as follows:

Name and Principal Position	Salary ($)	Bonus ($)(a)		All Other Non-equity Compensation ($)(b)	2012 Total ($)		2011 Total ($)(c)

W. Matt Ralls President & CEO	950,000	[—	]	29,573	[—	]	1,360,077

(a)	Amount shown for the bonus reflects amount earned under the Company’s AIP for performance in 2012 that is payable in March of 2013.
(b)	All other compensation for 2012 included the following amounts:

Name	Company Contributions to Savings Plan (1)	Other (2)	Total

Ralls	$15,000	$14,573	$29,573

(1)	Reflects matching contributions made by the Company on behalf of the executive director in 2012 to the Savings Plan.
(2)	Reflects costs covered by the Company on behalf of Mr. Ralls for medical, dental, vision, life and AD&D insurance, short term and long-term disability benefits. All U.S. employees of the Company are entitled to participate in the same benefit programs.

(c)	Reflects base salary of $913,000, a bonus payment of $418,000 earned for performance in 2011 but paid in March 2012, $14,700 of matching contributions made by the Company in 2011 to the Savings Plan, and $14,377 of costs covered by the Company on behalf of Mr. Ralls for benefits described in footnote (b)(2) above.

Non-executive Directors

The remuneration of the non-executive directors for fiscal year 2012 is as follows:

	2012 Fees ($) (a)	2012 Share Awards ($) (b)	2012 Total ($)	2011 Total ($) (c)
Robert G. Croyle	49,167	199,978	249,145	210,015
William T. Fox III	59,167	199,978	259,145	225,015
Sir Graham Hearne	55,833	199,978	255,811	220,015
Thomas R. Hix	59,167	199,978	259,145	210,015
H. E. Lentz	149,167	199,978	349,145	310,015
Lord Moynihan	55,833	199,978	255,811	220,015
Suzanne P. Nimocks	49,167	199,978	249,145	210,015
P. Dexter Peacock	49,167	199,978	249,145	225,015
John J. Quicke	49,167	199,978	249,145	210,015

(a)	Reflect director fees earned from the date of the Company’s registration as a U.K. company through December 31, 2012.
(b)	Reflects the aggregate grant date fair value related to the 2012 grants based upon the number of RSUs awarded and the fair market value of the Company’s shares on the grant date calculated in accordance with FASB ASC Topic 718. The RSUs awarded are not subject to performance conditions, but are subject to forfeiture if the non-executive director ceases to hold office between the date of grant and the earlier of the first anniversary of the date of grant and the date of the next following annual general meeting. A non-executive director is not entitled to receive settlement of the RSUs (in shares or cash, at the discretion of the Compensation Committee) until he or she ceases to hold office.

(c)	The total remuneration for 2011 reflects retainers earned for the full year 2011 for service as directors of Rowan Companies, Inc. plus the aggregate grant date fair value of $140,015 related to annual grant made to the non-employee directors in 2011 based upon the number of RSUs awarded and the fair market value of the Company’s shares on the grant date calculated in accordance with FASB ASC Topic 718.

2.	Share Options and SARs

The number of shares subject to options or SARs at the beginning and end of fiscal year 2012 for each director serving on the Board in 2012 is set forth in the following table. The share options are not subject to performance conditions.

	Date of grant (mo/day/yr)	Earliest exercise date (mo/day/yr)		Expiration date (mo/day/yr)	Exercise price ($)	No. at Jan. 1 2012 (a)	Options granted in 2012	Exercised in 2012	Market price on date of exercise ($)	Gain realized upon exercise ($)	Lapsed in 2012	No. at Dec. 31, 2012
W. Matt Ralls	12/2/08	12/2/11	(d)	12/2/18	15.31	100,000	—	—	N/A	N/A	—	100,000
	5/5/09	5/5/12	(e)	5/5/19	17.39	156,249	—	—	N/A	N/A	—	156,249
	3/5/10	3/5/12	(e)	3/5/20	27.80	67,218	—	—	N/A	N/A	—	67,218
	3/5/10	3/5/13	(e)	3/5/20	27.80	33,609	—	—	N/A	N/A	—	33,609
	2/25/11	2/25/12	(e)	2/25/21	42.21	28,063	—	—	N/A	N/A	—	28,063
	2/25/11	2/25/13	(e)	2/25/21	42.21	28,063	—	—	N/A	N/A	—	28,063
	2/25/11	2/25/14	(e)	2/25/21	42.21	28,063	—	—	N/A	N/A	—	28,063
	3/7/12	3/7/13	(e)	3/7/22	35.47	—	27,851	—	N/A	N/A	—	27,851
	3/7/12	3/7/14	(e)	3/7/22	35.47	—	27,851	—	N/A	N/A	—	27,851
	3/7/12	3/7/15	(e)	3/7/22	35.47	—	27,851	—	N/A	N/A	—	27,851
												524,818

Robert G. Croyle	—	—		—	—	—	—	—	N/A	N/A	—	—
William T. Fox III	4/25/03		(b)(c)	4/25/13	21.19	6,000	—	—	N/A	N/A	—	6,000
Sir Graham Hearne	4/23/04		(b)(c)	4/23/14	22.00	10,000	—	—	N/A	N/A	—	10,000
Thomas R. Hix	—	—		—	—	—	—	—	N/A	N/A	—	—
H. E. Lentz	4/25/03		(b)(c)	4/25/13	21.19	6,000	—	6,000	32.62	68,550	—	—
Lord Moynihan	4/25/03		(b)(c)	4/25/13	21.19	6,000	—	—	N/A	N/A	—	6,000
Suzanne P. Nimocks	—	—		—	—	—	—	—	N/A	N/A	—	—
P. Dexter Peacock	4/23/04		(b)(c)	4/23/14	22.00	10,000	—	5,000	36.69	73,425	—	5,000
John J. Quicke	—	—		—	—	—	—	—	N/A	N/A	—	—

(a)	The Company has not issued options to non-executive directors since 2004 and all such options are fully vested. As an executive officer, Mr. Ralls receives an annual grant of SARs. In addition, Mr. Ralls received a sign-on grant of 100,000 options made in 2008 when he became Chief Executive Officer.
(b)	Options may be exercised at any time and from time to time after the grant date, but are not exercisable for more than a percentage of the aggregate number of shares offered by the option determined by the number of full years from the date of grant to the date of exercise as follows: Less than 1 year – 0%; 1 year or more – 100%.
(c)	Grants were made under the 1998 Non-Employee Directors Stock Option Plan.
(d)	Grants were made under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan.
(e)	Grants were made under the 2009 Rowan Companies, Inc. Incentive Plan.

Share Price

The highest and lowest prices of Company shares during the year ended December 31, 2012 were $39.40 and $28.62, respectively. The closing price of the shares at December 31, 2012 was $31.27.

3.	Long-term Incentive Schemes

Consistent with the criteria set forth above, Mr. Ralls was granted restricted shares and PUs in 2012 under the Company’s 2009 LTIP. Non-executive directors were not granted similar awards.

Details of the restricted shares and PUs granted to Mr. Ralls under the Company’s 2009 LTIP are as follows:

Award	Date of grant (mo/day/yr)	End of period over which qualifying conditions must be fulfilled for each award (mo/day/yr)	Number of restricted shares/PUs outstanding at start of the year	Number of shares/ PUs over which award granted during the year	Number of shares which vested during the year(d)	Market price per share on date of grant for each award granted during the year ($)(a)	Number of restricted shares/PUs outstanding at end of the year	Details of qualifying conditions for each award granted or vested during the year
RS	2/25/11	2/25/12	15,707	—	15,707	N/A	—		(b)

RS	3/5/12	3/05/12	23,731	—	23,731	N/A	—		(b)

RS	5/5/12	5/05/12	29,958	—	29,958	N/A	—		(b)

RS	2/25/11	2/25/13	15,707	—	—	N/A	15,707	N/A

RS	3/5/10	3/05/13	23,731	—	—	N/A	23,731	N/A

RS	2/25/11	2/25/14	15,707	—	—	N/A	15,707	N/A

RS	3/7/12	3/07/15	—	87,882	—	35.47	87,882		(b)

PU	3/7/12	3/07/15	—	12,469	—	N/A	12,469		(c)

(a)	Represents the volume weighted average price.
(b)	Restricted share awards vest pro rata over a three year period from the grant date and are not subject to further performance conditions.
(c)	The PUs are three-year cliff vesting awards, with payout based on the Company’s TSR relative to its offshore driller peer group. Achievement against the peer group is measured each year (for 25% of the value of the award in each year), and then for the entire three-year performance period (for the remaining 25% of the value of the award). Any amounts earned under the PUs are not payable until after the close of the three-year performance period and are generally subject to Mr. Ralls’ continued employment through the end of the three-year cliff vesting period unless approved otherwise by the Compensation Committee. The Company will calculate the annual measurements and inform holders of anticipated achievement. Depending on relative performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. If the TSR metrics are met, the PUs will be settled in cash. For the measurement period January 1, 2012 to December 31, 2012, no amount with respect to 25% of the PUs attributable to 2012 will be payable at the end of the three-year vesting period.
(d)	The market price per share on vesting was $38.76 in respect of the shares vesting on February 5, 2012, $35.39 in respect of the shares vesting on March 5, 2012 and $33.72 in respect of the shares vesting on May 5, 2012.

No PUs granted to Mr. Ralls vested during 2012. The chart below provides details of Mr. Ralls’ restricted share awards that vested during 2012:

	Award	Date on which award was granted (mo/day/ yr)	Date on which award vested (mo/day/ yr)	Number of shares in respect of which each award has vested	Market price per share on grant of award ($)(a)	Market price per share on vesting of award ($)(a)	Details of qualifying conditions of award		Details of any money or value of other assets receivable in respect of the award
Awards outstanding at the beginning of year	RS	5/5/09	5/5/12	29,958	17.39	33.72		(a)	N/A
	RS	3/5/10	3/5/12	23,731	27.80	35.39		(a)	N/A
	RS	2/25/11	2/25/12	15,707	42.21	38.76		(a)	N/A

(a)	Represents the volume weighted average price.
(b)	Restricted share awards vest pro rata over a three year period and are not subject to further performance conditions.

4.	Pensions

Details of retirement benefits of directors arising from participation in the Company’s defined benefit pension arrangements are set forth below.

	Service at Dec. 31, 2012 (a)	Cash Balance Accrued at Dec. 31, 2012 ($)	Present Value of Traditional Formula Benefit at Dec. 31, 2012 ($)	Additional Pension earned during the year ended Dec. 31, 2012 ($)	Transfer value of increase/ (decrease) in accrued benefits less inflation and net of directors’ contributions	Transfer value at Dec. 31, 2011	Transfer value at Dec. 31, 2012	Increase/ (decrease) in transfer value
W. Matt Ralls
Pension Plan	4	54,539	N/A	13,335	N/A	N/A	N/A	N/A
SERP	4	543,169	N/A	131,321	N/A	N/A	N/A	N/A
Robert G. Croyle
Pension Plan	33	N/A	1,799,818	N/A	N/A	N/A	N/A	N/A
SERP	33	N/A	1,592,545	N/A	N/A	N/A	N/A	N/A

(a)	Mr. Croyle’s years of service is calculated as of December 31, 2006 when he retired as an officer of the Company and does not include any years of service as a Board member.

A summary of the Rowan Pension Plan and SERP is set out on pages [—].

On behalf of the Board of Directors

Chairman of the Compensation Committee

March     , 2013